As filed with the Securities and Exchange Commission on October __, 1997
                                          Registration Statement No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               -----------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                            COASTAL BANK CORPORATION
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

            FLORIDA                          6712                    65-0729764
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                             999 NINTH STREET SOUTH
                              NAPLES, FLORIDA 34102
                                 (941) 434-0441
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                             1010 FIFTH AVENUE SOUTH
                              NAPLES, FLORIDA 34102
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL PLACE OF BUSINESS
                    OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                                SIDNEY T. JACKSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             999 NINTH STREET SOUTH
                              NAPLES, FLORIDA 34102
                                 (941) 434-0441
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                               -----------------

                                   COPIES TO:

       BURTON L. RAIMI                                MICHAEL L. JAMIESON
     JUDITH E. MCCAFFREY                             CHESTER E. BACHELLER
   MCCAFFREY & RAIMI, P.A.                           HOLLAND & KNIGHT LLP
1800 SECOND STREET, SUITE 753                 400 NORTH ASHLEY DRIVE, SUITE 2300
   SARASOTA, FLORIDA 34236                           TAMPA, FLORIDA 33602

                               -----------------

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statements for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
======================================================================================================
                                                     PROPOSED         PROPOSED
                                    NUMBER OF         MAXIMUM          MAXIMUM
     TITLE OF EACH CLASS OF        SHARES TO BE   OFFERING PRICE  AGGREGATE OFFERING     AMOUNT OF
  SECURITIES TO BE REGISTERED       REGISTERED     PER SHARE (1)      PRICE (1)       REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Stock,
  $.01 par value................  1,725,000(2)       $10.00         $17,250,000           $5,228
======================================================================================================

(1) Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(a).
(2) Includes an aggregate of 225,000 shares to cover over-allotments, if any, pursuant to an over-allotment option granted to the Underwriters.

                               -----------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              CROSS-REFERENCE SHEET

                     ITEM NUMBER IN FORM SB-2                             LOCATION IN PROSPECTUS
                     ------------------------                             ----------------------
 1.      Front of Registration Statement and Outside       Outside Front Cover
         Front Cover of Prospectus

 2.      Inside Front and Outside Back Cover Pages of      Inside Front and Outside Back Cover Pages; Additional
         Prospectus                                        Information; Table of Contents

 3.      Summary of Information and Risk Factors           Prospectus Summary; Risk Factors

 4.      Use of Proceeds                                   Use of Proceeds

 5.      Determination of Offering Price                   Risk Factors - Determination of Offering Price;
                                                           Underwriting

 6.      Dilution                                          Not Applicable

 7.      Selling Security Holders                          Not Applicable

 8.      Plan of Distribution                              Underwriting

 9.      Legal Proceedings                                 Legal Proceedings

10.      Directors, Executive Officers, Promoters and      Management - Directors and Officers; - Experience of
         Control Persons                                   Directors and Officers

11.      Security Ownership of Certain Beneficial          Management - Directors and Officers; Principal
         Owners and Management                             Shareholders

12.      Description of Securities                         Description of Capital Stock

13.      Interest of Named Experts and Counsel             Not Applicable

14.      Disclosure of Commission Position on              Description of Capital Stock - Indemnification
         Indemnification for Securities Act Liabilities    Provisions; Underwriting

15.      Description of Business                           Business; Supervision and Regulation

16.      Management's Discussion and Analysis or           Risk Factors - Need for Capital; Business
         Plan of Operation

17.      Description of Property                           Business - Bank Location and Facilities; - Products and
                                                           Services; - Investments

18.      Certain Relationships and Related Transactions    Certain Transactions

19.      Market for Common Equity and Related              Risk Factors - No Prior Public Market; Dividend Policy;
         Stockholder Matters                               Description of Capital Stock - Common Stock; Shares
                                                           Eligible for Future Sale; Underwriting

20.      Executive Compensation                            Management - Directors and Officers; - Officer
                                                           Compensation; - Stock Option Information; -
                                                           Employment Agreements; - Stock Option Agreements;
                                                           - Incentive Agreements

21.      Compliance with Section 16(a) of the              Not Applicable
         Exchange Act

22.      Financial Statements                              Financial Statements

23.      Changes in and Disagreements with                 Not Applicable
         Accountants on Accounting and Financial
         Disclosure

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.

                  SUBJECT TO COMPLETION, DATED OCTOBER __, 1997

PROSPECTUS

                                1,500,000 SHARES
                            COASTAL BANK CORPORATION
            (A PROPOSED BANK HOLDING COMPANY FOR COASTAL BANK, N.A.)

                                  COMMON STOCK

                                ----------------

        All of the shares of Common Stock offered hereby are being sold by Coastal Bank Corporation (the "Company"), a proposed bank holding company organized to own all of the common stock of Coastal Bank, N.A., a national bank (in organization) to be located in Naples, Florida (the "Bank"). Neither the Company nor the Bank has ever conducted any business operations other than matters related to their initial organization and the raising of capital. SEE "Business." There has been no public trading market for the Common Stock. Robert W. Baird & Co. Incorporated has advised the Company that it anticipates making a market in the Common Stock following completion of this offering. SEE "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company expects that the quotations for the Common Stock will be reported on the OTC Bulletin Board under the symbol "__*_____." Unless otherwise waived by the Company, shares of Common Stock will be sold only in minimum lots of 1,000 shares ($10,000) and any one investor (together with the investor's affiliates) will be permitted to purchase a maximum of 50,000 shares of Common Stock ($500,000).

                                ----------------

        THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION DISCUSSED UNDER THE CAPTION "RISK FACTORS" AT PAGE 6.

                                ----------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

============================================================================================
                                      UNDERWRITING DISCOUNTS AND
                    PRICE TO PUBLIC       COMMISSIONS (1)(2)         PROCEEDS TO COMPANY (3)
--------------------------------------------------------------------------------------------
Per Share..........     $10.00                   $0.70                       $9.30
--------------------------------------------------------------------------------------------
Total (4)..........   $15,000,000             $1,050,000                  $13,950,000
============================================================================================

    (1) The Underwriters have agreed with the Company that the Underwriting Discounts and Commissions will be reduced to $0.30 per share for sales to certain investors identified to the Underwriters by the Company. SEE "Underwriting."
    (2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. SEE "Underwriting."
    (3) Before deducting estimated offering expenses payable by the Company of $160,000, which amount does not include certain organization and other operating expenses which were $340,889 as of August 31, 1997, and which will continue to be incurred until the Bank commences operations.
    (4) The Company has granted the Underwriters a 30-day option to purchase up to 225,000 additional shares of its Common Stock on the same terms and conditions set forth above to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $17,250,000, $1,207,500 and $16,042,500, respectively. SEE
        "Underwriting."

                                ----------------

        The shares of Common Stock are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the certificates representing shares of Common Stock will be made on or about ______________, 1997 through the Depository Trust Company or at the offices of Robert W. Baird & Co. Incorporated, Milwaukee, Wisconsin.

    ROBERT W. BAIRD & CO.                                   ASHTIN KELLY & CO.,
        INCORPORATED                                           INCORPORATED

                The date of this Prospectus is ____________, 1997

                       MAP: Graphic depiction of the State
                       of Florida with a blow-up insert of
                         the western portion of Collier
                       County, Florida, including the City
                       of Naples, located on the southwest
                      coast of the State of Florida on the
                                 Gulf of Mexico.


                  --------------------------------------------

               THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENT AGENCY OR OTHERWISE.

                  --------------------------------------------

               CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT-COVERING TRANSACTIONS, AND PENALTY BIDS. ANY OF THE FOREGOING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME WITHOUT NOTICE. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                  --------------------------------------------

                              AVAILABLE INFORMATION

               The Company is not currently a reporting company pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), but will become a reporting company upon completion of this offering and will file the reports required to be filed thereunder for the Company's 1997 fiscal year and for any other periods for which the Exchange Act's requirements apply to the Company. The Company, which will use a December 31 fiscal year end, intends to furnish its shareholders with annual reports containing audited financial information and, for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information.

                               PROSPECTUS SUMMARY

               THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT CLEARLY SUGGESTS OTHERWISE, REFERENCES IN THIS PROSPECTUS TO THE COMPANY INCLUDE THE BANK. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

THE COMPANY AND THE BANK

               The Company was incorporated under the laws of the State of Florida on January 23, 1997, primarily to serve as a bank holding company for the Bank. The Company intends to use $10 million of the proceeds from this offering to purchase all of the stock of the Bank. The Bank is in the process of being organized as a national bank under federal law. The Bank has pending an application with the Comptroller of the Currency (the "Comptroller") for a national bank charter and with the Federal Deposit Insurance Corporation (the "FDIC") for federal deposit insurance. After the Bank receives preliminary approval from the Comptroller and the FDIC, the Company will file an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") for prior approval to become a bank holding company. The Bank intends to service the western portion of Collier County, Florida. This area includes the cities of Naples and Marco Island.

               The Bank will not be authorized to conduct its banking business until it receives a permit from the Comptroller and approval from the FDIC for federal deposit insurance. The issuance by the Comptroller of the permit to begin business and federal deposit insurance approval by the FDIC will depend, among other things, upon the Bank's receiving adequate funds from the Company to capitalize the Bank and upon compliance with certain standard conditions expected to be imposed by the FDIC and the Comptroller. The organizers expect to satisfy all conditions for organizing the Bank and to open for business during the first quarter of 1998, or as soon thereafter as practicable.

STRATEGY

               The Bank's strategy is to attain a market share by attracting customers through a superior level of prompt and personalized banking service. The goal of the organizers and management is to create a customer-driven financial institution that gives high value to its customers by delivering customized, quality products and services and by providing private-banking services. Management believes that such a bank will appeal to customers who prefer to conduct their banking business with a locally-managed financial institution that demonstrates both a genuine interest in their financial affairs and an ability to cater to their financial needs.

               As a new financial institution, the Bank will employ current technology in the conduct of its banking activities. The Bank intends to remain at the forefront of technology, while minimizing the costs of its delivery, by using third-party providers. The Bank expects to enter into third-party arrangements to provide its customers with convenient electronic access to their accounts and to deliver other bank products such as credit cards, debit cards and home banking services. This "high touch-high tech" delivery of bank services is expected to draw customers now receiving depersonalized bank services from the Bank's larger competitors. This approach is also expected to appeal to the business community and to younger customers seeking the convenience of high tech and electronic banking. SEE "Business -- Strategy."

               In recent years, the banking industry in Collier County has experienced substantial consolidation and large bank holding companies, headquartered outside of southwest Florida, have acquired a significant number of financial institutions that were previously locally-owned and managed. This consolidation has been followed by numerous pricing changes, the dissolution of local boards of directors, changes in management and branch personnel and, in the perception of the Bank's organizers, a decline in the level of personal customer service. As a result of this industry consolidation, the organizers and management believe that the competitive and economic environment in Collier County will be receptive to a new, independent, and locally-managed bank that is able to provide its individual and business customers with professional and personalized attention. The Bank will be one of only three locally managed community banks with its main office located in the market area.

PREMISES AND BANK MARKET AREA

               The Company and the Bank are now located in temporarily leased offices at 999 Ninth Street South, Naples, Florida 34102 and its telephone number at that address is (941) 434-0441. The permanent executive offices of the

Company and the offices of the Bank will be in leased premises at 1010 Fifth Avenue South, Naples, Florida 34102. This location is in downtown Naples and is conveniently located for the majority of the residents of western Collier County. The Bank currently plans to open one or more branches in north Naples by the end of its second year of operations.

               Naples serves as the county seat of Collier County, Florida. Between 1980 and 1990, the population of Collier County almost doubled. The estimated year-round population of Collier County in 1997 is 202,903 and, by year 2015, it is projected that the population will be 315,900. The population of Collier County rises by approximately one-third during the winter season (November - April) each year because of tourism and the return of seasonal residents. Collier County's economic base is built primarily on services, retail trade, agriculture, government and construction. According to 1995 statistics, the median family income in Collier County was $48,800 and the average household effective buying income was $55,928, the highest in the State of Florida. In 1995, the median age in Collier County was 42.5 years.

MANAGEMENT

               The organizers and directors of the Company are all recognized and established individuals in the local community. As a group, they have significant banking and business experience with many close, long-term ties to the Naples area. Sidney T. Jackson, the President and Chief Executive Officer of the Company and the proposed President and Chief Executive Officer of the Bank, has a total of 33 years of banking experience, the past 22 years with banks in Naples. Most recently, Mr. Jackson served as senior vice president and senior operations officer with Southwest Banks, Inc. He attended the University of Florida and the School of Banking of the South. Mr. Jackson is active in local community affairs. In 1996 he was Chairman of the United Way of Collier County and he is presently involved in the Collier County 100 Club and the Chamber of Commerce.

               In addition to himself, Mr. Jackson has identified a management team, which the Company and the Bank propose to hire, consisting of a senior lending officer knowledgeable in the Collier County market, a highly experienced chief financial officer and Ronald L. Kennedy, a seasoned bank business development officer, who is currently employed by the Company. Mr. Jackson has previously worked with each member of this proposed team at other financial institutions and, based on these prior working relationships, it is anticipated that the management team will operate in a cohesive, integrated manner from the outset of the Bank operations.

               The directors of the Company represent a wide range of business, banking, and investment knowledge in the Naples area. John Humphrey is founder, president, and chief executive officer of an international packaging company located in Naples. He is a past chairman of the Economic Development Council of Collier County and he previously served on the board of SunTrust Bank - Southwest Florida. Leonard Llewellyn is founder and chairman of a real estate consulting firm in Naples. He is a former Captain/Pilot for the United States Marine Corps and a Navy/Marine Corps "Top Gun". Mr. Llewellyn previously served as a director of the Founders National Trust Bank and the First National Bank & Trust Company of Naples. Edward McNamara is president and chief executive officer of a beverage distributor. He is a director of the Leadership Collier Steering Committee, World Class Collier Education Committee and the Economic Development Council of Collier County. Mike Riley is the founder and owner of Michael J. Riley, Consulting, which provides financial, business planning and computer consulting services to corporations. Mr. Riley also serves as president of Holland Salley, Inc., an upscale interior design firm in Naples. He is active in the Naples Area Chamber of Commerce and the Economic Development Council of Collier County.

               The Company's directors believe that their long-standing ties to the community, coupled with their combined business and banking experience, provide them with a unique perspective of the area's needs and desire for a new independent bank under local control. Further, the directors believe that their personal involvement in the business and community affairs of the Naples area will be attractive to individual and business bank customers seeking to do business with a locally-owned and managed bank.

COMPETITION

               The banking business in Collier County is highly competitive. There are many larger financial institutions that operate in this area, including the subsidiary banks of statewide, regional, and national bank holding companies and thrifts. Also, newly effective federal laws now permit nationwide banking and branching, which may result in increased competition. Management proposes to meet this competition by providing its customers with highly professional, personalized attention, responding in a timely manner to product and service requests and exhibiting an active interest in customers' business and personal financial needs. SEE "Risk Factors -- Competition" and "Business--Competition."




                                  THE OFFERING

Securities offered...............  Common Stock, $.01 par value, of the Company

Public Offering Price ...........  $10.00 per share

Minimum purchase.................  1,000 shares ($10,000)

Maximum purchase.................  50,000 shares ($500,000)

Common Stock to be outstanding
 after this offering.............  1,500,000 shares

Use of proceeds .................  The net proceeds to the Company from this offering (assuming no exercise of the over-allotment option) are estimated to be $13,790,000.  The Company will invest
                                   $10 million of the net proceeds of this offering in the Bank to provide the Bank's initial capitalization by purchasing all of the Bank's captial stock.  The Bank will use approximately $320,000 of these funds to pay a portion of the cost to build-out the leased premises, which will serve as its main office, approximately $357,000 to purchase furniture, fixtures, equipment, and other necessary assets for the Bank's operations and approximately $93,400 to repay to the Company money borrowed for the Bank's organizing expenses.  It is currently anticipated that the balance of the net proceeds received by the Bank will be used to fund loans and other investments and for the payment of operating expenses.  Additionally, a total of
                                   $852,000 of the net proceeds of this offering will be used by the Company to repay the principal, fees, and accrued interest of a series of organizational loans made to the Company by certain individual lenders.  The Company will use $1,000 of the net proceeds to redeem the 100 shares of Common Stock issued to facilitate the
                                   Company's organization.  The remaining funds (including any net proceeds from an exercise of the Underwriters' over-allotment option) will initially be invested by the Company in investment grade securities and held by the Company as working capital for general corporate purposes and to pay operating expenses.  The funds will also be available for possible future capital contributions to the Bank, to finance possible acquisitions of other financial institutions or to fund expansion into other lines of business closely related to banking.  SEE "Use of Proceeds."

Risk factors.....................  The purchase of the securities offered hereby involves a high degree of risk and should be considered only by persons who can afford to sustain the total loss of their investment.  SEE "Risk Factors."

                             SUMMARY FINANCIAL DATA

                                                       AUGUST 31, 1997
                                               --------------------------------
BALANCE SHEET DATA:                                ACTUAL       AS ADJUSTED (1)
                                               -----------      ---------------
Cash and securities .................          $   412,193        $13,371,675
Total assets ........................              531,140         13,490,622
Total liabilities ...................              871,029             41,511
Shareholders' equity ................          $  (339,889)       $13,449,111


(1) Adjusted to reflect the application of the estimated net proceeds from this offering. See "Use of Proceeds."

                                  RISK FACTORS

               THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE, INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE FOLLOWING CONSTITUTE SOME OF THE POTENTIAL RISKS OF AN INVESTMENT IN THE COMMON STOCK AND SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE INVESTORS PRIOR TO PURCHASING SHARES OF COMMON STOCK. THE ORDER OF THE FOLLOWING IS NOT INTENDED TO BE INDICATIVE OF THE RELATIVE IMPORTANCE OF ANY DESCRIBED RISK NOR IS THE FOLLOWING INTENDED TO BE INCLUSIVE OF ALL RISKS OF INVESTMENT IN THE COMMON STOCK. BECAUSE THE COMPANY IS ONLY RECENTLY FORMED AND THE BANK WILL ONLY OBTAIN THE NECESSARY REGULATORY APPROVALS IN THE FUTURE BUT WILL NOT HAVE COMMENCED BANKING OPERATIONS AS OF THE DATE HEREOF, PROSPECTIVE INVESTORS DO NOT HAVE ACCESS TO ALL OF THE INFORMATION THAT, IN ASSESSING THEIR PROPOSED INVESTMENT, IS AVAILABLE TO THE PURCHASERS OF SECURITIES OF A FINANCIAL INSTITUTION WITH A HISTORY OF OPERATIONS. THE COMPANY'S PROFITABILITY WILL DEPEND PRIMARILY UPON THE BANK'S OPERATIONS AND THERE IS NO ASSURANCE THAT THE BANK WILL EVER OPERATE PROFITABLY.

REGULATORY APPROVALS

               The Company's organizers filed pending applications on behalf of the Bank with the Comptroller and with the FDIC on June 30, 1997, for authority to organize as a national bank, the deposits of which will be federally insured, up to the extent permitted by law, and to conduct a commercial banking business in Naples, Florida. Additionally, the Company must apply for and receive approval from the Federal Reserve before it can become the holding company of the Bank. The Company will file this application following receipt of preliminary bank approval from the Comptroller and the FDIC. These regulatory approvals will be subject to certain conditions, including the requirement that the Bank is adequately capitalized. The Company proposes to satisfy this requirement by using $10 million of the proceeds from this offering to purchase all of the capital stock of the Bank. SEE "Use of Proceeds". While the organizers currently anticipate receiving bank and bank holding company regulatory approvals during the fourth quarter of 1997, no assurances can be given that the required approvals will be granted in a timely manner, if at all. If such regulatory approvals are substantially delayed, the Company's accumulated deficit will continue to increase. If such regulatory approvals are not obtained, the Company would not be able to commence its banking activities and would probably be liquidated and dissolved. Upon liquidation, investors would likely realize a substantial loss on their investment. SEE "Failure to Commence Operations", below.

FAILURE TO COMMENCE OPERATIONS

               Subsequent to the sale of the shares of the Common Stock of the Company, events could occur that might have the effect of delaying or preventing the Bank from commencing business. Any delay in commencing operations will increase the pre-opening expenses and postpone realization by the Bank of potential revenues and income. Absent the commencement of profitable operations, the Company's accumulated deficit will continue to increase (and book value per share decrease) as operating expenses such as salaries and other administrative expenses continue to be incurred. After the offering and prior to the time the Bank receives final approvals from the OCC and the FDIC to commence banking operations, the proceeds from this offering will be segregated, but will be available for general operating expenses of the Company and the Bank, including costs associated with opening the Bank's main facility. Although the proceeds from this offering will be segregated, they may still be subject to claims of creditors of the Bank and the Company, including note holders of the Company's organizational loans, the proceeds of which were used to pay the organizational and pre-opening expenses of the Company the Bank. The Company may use these segregated funds to prepay the principal, fees, and accrued interest of the organizational loans to the extent that a lender purchases Common Stock in the offering. As a result, if a liquidation of the Company were to occur, investors in this offering would likely realize substantially less than the $10 per share public offering price and would suffer a significant loss. SEE "Use of Proceeds," and "Capitalization."

NO OPERATING HISTORY; SIGNIFICANT INITIAL LOSSES EXPECTED

               The Bank, which initially will be the sole subsidiary of the Company, is in organization and neither the Bank nor the Company have any operating history on which to base any estimate of its future prospects. The Company's initial profitability will depend largely upon the Bank's operations and, to a lesser extent, upon the investment results of the Company's investment portfolio. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, a new bank. At the outset, all of the Bank's loans will be unseasoned as they will be new loans to new borrowers. It will take several years to determine the borrowers' payment histories and the quality of the Bank's loan portfolio cannot be determined until that time. The Bank expects to incur a substantial loss in at least its first two years of operations.

DEPENDENCE ON MANAGEMENT

               The Company and the Bank are, and for the foreseeable future will be, dependent upon the services of Sidney T. Jackson, as President and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the Bank. The loss of Mr. Jackson could adversely affect the operations of the Company and the Bank. In light of the Company's dependence upon the banking expertise of its Chief Executive Officer, the Company has obtained a key person life insurance policy on Mr. Jackson in the amount of $1.5 million, payable to the Company. SEE "Management."

COMPETITION

               The banking business is highly competitive. The Bank, as a financial institution, will serve as a financial intermediary for its customers and, as such, will compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from residents of western Collier County, Florida. Most of such entities have greater resources than those that will be available to the Bank or the Company. Some of the financial institutions and financial services organizations with which the Bank will compete are not subject to the same degree of regulation as the Bank. As of June 30, 1996, approximately 21 financial institutions with a total of 90 branches were located in Collier County, Florida, the Bank's proposed primary service area. These financial institutions aggressively compete for business in the Bank's proposed market area. Most of these competitors have been in business for many years, have established customer bases, are larger, have substantially higher lending limits than the Bank and will be able to offer certain services, including trust services, multiple branches, and international banking services, which the Bank can offer only through correspondent banks or third party providers, if at all. In addition, most of these entities have greater capital resources than the Bank which, among other things, may allow them to price their services at levels more favorable to the customer and to provide larger credit facilities than the Bank. Additionally, recently passed federal and state legislation regarding interstate branching and banking may act to increase competition in the future from larger out-of-state banks. SEE "Business."

LENDING RISKS

               In originating loans, there is a substantial likelihood that credit losses will be experienced. The risk of loss will vary with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the quality of the collateral for the loan. Additionally, certain lending activities involve greater risks. Historically, commercial loans have been more risky than residential real estate mortgage loans. While the Bank intends to make residential real estate and consumer credit loans, it will focus its lending activities on small to medium-sized businesses. This lending focus may result in the Bank having a large concentration of loans to such businesses and, as a result, the Bank may assume greater lending risks than banks which do not have a concentration of such loans. Management will attempt to minimize the Bank's credit exposure by carefully monitoring the concentration of its loans within specific industries and through prudent loan application and approval procedures, but there can be no assurance that such monitoring and procedures will reduce these lending risks. A significant number of loan defaults and nonpayments would have a material adverse effect on the Bank's, and in turn the Company's, earnings and overall financial condition as well as the value of the Common Stock.

IMPACT OF INTEREST RATES AND ECONOMIC CONDITIONS

               The results of operations for financial institutions, including the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, rapid changes in interest rates, and the monetary and fiscal policies of the federal government. The Bank's profitability will, in part, be a function of the spread between the interest rates earned on investments and loans and the interest rates paid on deposits and other interest-bearing liabilities. In the early 1990s, many banking organizations experienced historically high interest rate spreads. More recently, interest rate spreads have generally narrowed due to changing market conditions and competitive pricing pressures, and there can be no assurance that such factors will not continue to exert such pressure or that high interest rate spreads will return. Substantially all of the Bank's loans will be to businesses and individuals in western Collier County, and any decline in the economy of this area could have a material adverse impact on the Bank. Like most banking institutions, the Bank's net interest margin will be affected by general economic conditions and other factors that influence market interest rates and the Bank's ability to respond to changes in such rates. At any given time, the Bank's assets and liabilities will be such that they are affected differently by a given change in interest rates. An increase or decrease in interest rates, the length of loan terms or the mix of adjustable and fixed rate loans in the Bank's portfolio could have a positive or negative effect on the Bank's net income, capital, and liquidity. There can be no assurance that the positive trends or developments discussed in this Prospectus will continue or that negative trends or developments will not have a material adverse effect on the Bank and, in turn, the Company.

GOVERNMENT REGULATION AND MONETARY POLICY

               Bank holding companies and banks operate in a highly regulated environment and are subject to supervision and examination by bank regulatory agencies. As a bank holding company, the Company will be subject to regulation and supervision by the Federal Reserve. As a national bank, the deposits of which will be federally-insured up to the extent permitted by law, the Bank will be subject to regulation and supervision primarily by the Comptroller and, to a lesser extent, by the FDIC. Additionally, certain Florida state laws, primarily pertaining to maximum rates of interest that may be charged on loans, will apply to the Bank's operations. Laws and regulations govern, among other things, certain debt obligations of a bank holding company, changes in the control of a bank holding company, maintenance of adequate capital for the general business operations and financial condition of a financial institution, permissible types, amounts, and terms of loans and investments, restrictions on dividend payments, establishment and closing of branch offices, entry into certain lines of business and acquisition of other financial institutions. These and other restrictions limit the manner in which the Company and the Bank may conduct business and obtain financing. SEE "Supervision and Regulation."

NEED FOR CAPITAL; LIMITATION ON GROWTH; POTENTIAL DILUTION

               After the application of the net proceeds from this offering, the Company does not currently anticipate the need for additional capital in the next twelve months to commence and conduct its planned business activities. Additional capital, in excess of that which will be provided by this offering and any amounts generated by the Bank's operations, would probably be necessary before the Company could undertake any significant acquisitions or expand its operations beyond those presently planned. There can be no assurance that the funds necessary to finance any future acquisitions or expansion will be available.

               In its applications to the federal bank regulators for authority to operate a national bank and form a bank holding company, the organizers have represented that during the Bank's first three years of operations the Bank will maintain a minimum ratio of Tier 1 capital (primarily shareholders' equity) to total assets of not less than 8%. Compliance with this undertaking may limit the Bank's ability to grow without additional capital. SEE "Supervision and Regulation."

               Under applicable federal bank regulations, based on a capitalization of $10,000,000, less organizational expenses of $93,400, the Bank's initial general lending limit to one borrower will be approximately $1,372,000 plus an additional $915,000 for loans secured by readily marketable collateral. This lending limit will be lower than the lending limit of most of the Bank's competitors. This lower lending limit may affect the ability of the Bank to develop relationships with the area's larger businesses, thereby limiting the Bank's ability to grow. The Bank expects to accommodate loans in excess of its lending limit through the sale of participations in these loans to other banks. There can be no assurance, however, that the Bank will be successful in attracting or maintaining customers seeking larger loans or that the Bank will be able to arrange participations of such loans on terms favorable to the Bank.

               To the extent the Company sells additional equity securities to finance future growth and expansion of the Company or the Bank, such sales could result in a significant dilution to the interests of persons purchasing shares of Common Stock in this offering.

TECHNOLOGY BASED PRODUCTS AND SERVICES

               The banking industry is undergoing rapid technological changes with frequent introductions of new technology- driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. The Bank's future success will depend in part on its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in the Bank's operations. Many of the Bank's competitors have substantially greater resources to invest in technological improvements and highly skilled technical staffs. To be and remain competitive, evolving technology may require the Bank to expend significant amounts on computer hardware and software and on compensation for employees skilled and knowledgeable in technology. There can be no assurance that the Bank will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

NO CASH DIVIDENDS

               It is anticipated that no cash dividends will be paid on the Common Stock for the foreseeable future. It is likely that the Company will be largely dependent upon cash dividends paid by the Bank for funds to pay cash dividends on the Common Stock, if and when such cash dividends are declared. The Bank does not anticipate paying dividends during the early years of its operations. No assurance can be given that future earnings of the Bank, and resulting cash dividends paid to the Company, together with any earnings from the Company's other investments and activities, will be sufficient to permit the legal payment of cash dividends to Company shareholders at any time in the future. Even if the Company may legally declare dividends, the amount and timing of such dividends will be at the discretion of the Company's board of directors. The board may, in its sole discretion, decide not to declare dividends. For a more detailed discussion of other regulatory limitations on the payment of cash dividends by the Company, SEE " Dividend Policy."

ANTI-TAKEOVER PROVISIONS

               Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the Federal Reserve if any natural person or, generally, a group of natural persons acting in concert seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the Federal Reserve determines that the acquisition will not result in a change of control of the Company. Under the Control Act, the Federal Reserve has sixty days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community to be served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended, (the "BHC Act") a company is generally required to obtain prior approval of the Federal Reserve before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a bank holding company, but may be as low as 5% under certain circumstances. SEE "Supervision and Regulation."

               Florida law contains provisions that might have the effect of inhibiting a non-negotiated merger or other business combination. These provisions are intended to encourage a person interested in acquiring the Company to negotiate with, and obtain the approval of, the board of directors in connection with the transaction. However, certain of these provisions might discourage a future acquisition of the Company, including an acquisition in which shareholders otherwise might receive a premium for their shares. SEE "Description of Capital Stock." Further, the Company has agreed, subject to the federal banking agencies having no objection thereto, to enter into an employment agreement and stock option agreement with Sidney T. Jackson, the President and Chief Executive Officer of the Company and the Chief Executive Officer of the Bank, and, most likely, the Company and the Bank will enter into similar agreements with certain future senior executives of the Company or the Bank. These agreements might render an acquisition of the Company more costly and therefore less probable, by triggering provisions for accelerated vesting of stock options and the payment of severance compensation following any involuntary or constructive employment termination of the executives. SEE "Management." In addition, the board of directors has the authority to issue shares of preferred stock and fix its rights and preferences, which could have the effect of delaying or preventing a change of control. SEE "Description of Capital Stock."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

               The Company's Articles of Incorporation and By-Laws provide for the indemnification of its officers, directors, employees, and agents and insulate its officers, directors, employees, and agents from liability for certain breaches of the duty of care. In addition, as permitted by federal law, the Bank's Articles of Association will provide for the indemnification of the Bank's officers, directors, employees and agents to the fullest extent permitted by the laws of Florida, subject only to the limits of the corporate powers of a national bank. It is possible that the indemnification obligations imposed under these provisions could result in a charge against the Company's or the Bank's earnings and thereby, directly in the case of the Company and indirectly in the case of the Bank, affect the availability of funds for payment of dividends to the Company's shareholders.

DETERMINATION OF OFFERING PRICE

               The initial offering price of $10.00 per share was determined by negotiations between the Company and the

Underwriters. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. If a market should develop for the Common Stock of the Company, there is no assurance that any of the Common Stock offered hereby could be resold for the initial offering price or any other amount. SEE "Underwriting."

NO PRIOR PUBLIC MARKET; LIMITED TRADING MARKET EXPECTED

               Prior to this offering, there has been no public trading market for the Common Stock. The public offering price has been determined by negotiations between the Company and the Underwriters and may be greater than the market price for the Common Stock following this offering. The Company expects that the quotations for the Common Stock will be reported on the OTC Bulletin Board under the symbol " * ." Robert W. Baird & Co. Incorporated, one of the Underwriters, has advised the Company that it presently intends to make a market in the Common Stock after the commencement of trading, subject to applicable laws and regulatory requirements, but no assurances can be made as to the liquidity of the Common Stock or that an active and liquid trading market will develop or, if developed, that it will be sustained. Robert W. Baird & Co. Incorporated will have no obligation to make a market in the Common Stock, however, and may cease market-making activities, if commenced, at any time. Making a market in securities involves maintaining bid and ask quotations and being able, as principal, to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. The development of a public trading market depends, however, upon the existence of willing buyers and sellers, the presence of which is not within the control of the Company, the Bank or any market maker. Even with a market maker, factors such as the limited size of this offering, the lack of earnings history for the Company, and the absence of a reasonable expectation of dividends within the near future mean that there can be no assurance of an active and liquid market for the Common Stock developing in the foreseeable future. If a market develops, there can be no assurance that a market will continue, or that shareholders will be able to sell their shares at or above the Public Offering Price. Purchasers of Common Stock should carefully consider the potentially illiquid and long-term nature of their investment in the shares being offered hereby.

                              RECENT DEVELOPMENTS

               Since August 31, 1997, the date of the Company's most recent audited financial statements, the Company has continued to incur pre-opening expenses. As of October 31, 1997, the Company's accumulated deficit was $ * . The additional expenses incurred related principally to legal and professional fees incurred in the regulatory application process and in connection with this offering, employee salaries and benefits, office supplies, equipment rental, and prepayment of three organizational loans aggregating $150,000 together with the interest and funding fees thereon.


                                 USE OF PROCEEDS

               Net proceeds to the Company from the sale of the 1,500,000 shares of Common Stock offered hereby are estimated to be $13,790,000 ($15,882,500 if the Underwriters' over-allotment option is exercised in full), after deduction of the underwriting discounts and commissions and estimated offering expenses.

               The net proceeds of this offering will be segregated in an escrow account until the Bank's receipt of final approvals from the OCC and the FDIC to commence banking operations, but the net proceeds will be available for general operating expenses of the Company and the Bank, including costs associated with opening the Bank's main facility and repayment of certain loans, as described below. The Company will use $10 million of the net proceeds of this offering to purchase all of the capital stock of the Bank to provide the Bank's initial capitalization. Of this amount, the Bank expects to use approximately $320,000 of these funds to pay a portion of the cost of renovating the premises in which it is anticipated that the Bank's offices will be located, approximately $357,000 to purchase necessary furniture, fixtures, and equipment for the Bank's offices, and approximately $93,400 to repay the Company for the Bank's organizational expenses. It is currently anticipated that the amounts remaining will be used by the Bank to fund investments in loans, U.S. government and agency securities and federal funds sold and for the payment of the Bank's operating expenses.


               The Company will also use a portion of the net proceeds of this offering to repay a series of organizational loans, with an aggregate principal amount of $750,000, made to the Company by 26 individual lenders. The loans are evidenced by 26 separate promissory notes and range in amount from $25,000 to $100,000. The interest rate on the loans is 8% per annum and a funding fee equal to 8% of the principal is due each lender. Each note, which may be prepaid, has a maturity date of March 31, 1998. Assuming a prepayment date of November 1, 1997, a total of $852,000 of the net proceeds of this offering will be used to pay the principal, accrued interest, and the fees for these loans. For each month that the loans remain outstanding thereafter, interest will accrue at the rate of $5,000 per month. Prior to receipt by the Bank of final governmental approvals, the Company may repay the loans, from the net proceeds of this offering being held in a segregated escrow account described above, to the extent that a lender purchases Common Stock in this offering. The proceeds of the organizational loans have been used by the Company to pay organizational and pre-opening expenses of the Company and the Bank. These expenses include a loan referral fee equal to 10% of the aggregate principal of the loans, attorney, accounting and consulting fees, prepayment of the principal, interest and funding fees of certain organizational loans, office and equipment rental and purchase, employee salaries and benefits, and government filing and application fees. As of August 31, 1997, these costs totaled $340,889.

               Remaining net proceeds of this offering, estimated to be $2,950,000 (plus any net proceeds as a result of the exercise of the Underwriters' over-allotment option), will initially be invested by the Company in investment grade securities and held by the Company as working capital for general corporate purposes and to pay operating expenses. The funds will also be available for possible future capital contributions to the Bank, to finance possible acquisitions of other financial institutions, or to fund the Company's expansion into other lines of business closely related to banking.

                                 DIVIDEND POLICY

               The Company expects that initially all Company and Bank earnings, if any, will be retained to finance the growth of the Company and the Bank and that no cash dividends will be paid for the foreseeable future. The Company's By-Laws provide that the Company's board of directors may declare dividends in cash, property or shares unless the Company is insolvent or the payment of the dividends would make the Company insolvent, subject to the requirement that cash or property dividends may only be paid out of unreserved and unrestricted earned surplus or capital surplus. The Company will be largely dependent upon cash dividends paid by the Bank for funds to pay cash dividends on the Common Stock, if and when such cash dividends are declared. As a national bank, the Bank's ability to pay cash dividends will be subject to the laws, regulations, and policies of the Comptroller. In general, a national bank may only pay cash dividends out of undivided profits, subject to other applicable provisions of law. Further, as a bank holding company, the Company will be subject to regulation by the Federal Reserve, which has expressed its view that a financially weak bank holding company should not pay cash dividends exceeding its net income or which could only be funded in ways that would further weaken it, such as by borrowing. The Company will also be restricted in the payment of dividends by Florida law which prohibits a corporation from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the corporation's total assets would be less than the sum of its total liabilities. SEE "Supervision and Regulation." Even if the Company may legally declare cash dividends, the amount and timing of such dividends will depend on the Bank's earnings, capital requirements, financial condition, and other factors considered relevant by the Company's board. The board may in its sole discretion decide not to declare dividends even if they may be legally paid.

                                 CAPITALIZATION

               The following table sets forth the capitalization of the Company as of August 31, 1997, and the pro forma consolidated capitalization of the Company and the Bank, as adjusted to give effect to the sale of the shares of Common Stock offered hereby:

                                                                              AUGUST 31, 1997
                                                                      ---------------------------
                                                                       ACTUAL     AS ADJUSTED(1)
                                                                      --------    ---------------
Long term and short term debt ..................................      $750,000       $  - 0 -

Shareholders' equity:


                                       11



Preferred Stock, $.01 Par value, 2,000,000 shares authorized; no
shares issued or outstanding ...................................           - 0 -           - 0 -

Common Stock, par value $.01 Per share, 10,000,000 shares
authorized; 100 shares issued and outstanding; 1,500,000 shares
Issued ($10 each) and outstanding as adjusted (2) ..............              1          15,000

Additional paid-in capital .....................................            999      13,775,000

Accumulated deficit (3) ........................................       (340,889)       (340,889)

Total shareholders' equity .....................................    $  (339,889)    $13,449,111

------------------------

(1) As adjusted to give effect to this offering and the net proceeds of this offering.

(2) Does not include 100 shares of common stock issued to facilitate organization of the Company to be redeemed at their original aggregate cost of $1,000 or 25,000 shares of Common Stock issuable upon exercise of options to be granted to Sidney T. Jackson under a stock option agreement to be entered into by Mr. Jackson and the Company. See "Management -- Stock Option Agreement."

(3) This deficit reflects pre-opening expenses, incurred through August 31, 1997, consisting primarily of salaries, employee benefits, legal and consulting fees, a loan referral fee, and office and equipment rental.

                                    BUSINESS

GENERAL

               The Company was incorporated under the laws of the State of Florida on January 23, 1997, primarily to serve as a bank holding company for the Bank. The Company intends to use $10 million of the net proceeds from this offering to purchase all of the capital stock of the Bank. The Bank is in the process of being organized as a national bank under federal law. The Bank has pending an application with the Comptroller for a national bank charter and with the FDIC for federal deposit insurance. After the Bank receives preliminary approval from the Comptroller and the FDIC, the Company will file an application with the Federal Reserve for prior approval to become a bank holding company within the meaning of the BHC Act. SEE "Supervision and Regulation.". The Bank intends to service the western portion of Collier County, Florida. This area includes the cities of Naples and Marco Island.

               The Bank will not be authorized to conduct its banking business until it receives a permit from the Comptroller and approval from the FDIC for federal deposit insurance. The issuance by the Comptroller of the permit to begin business and federal deposit insurance approval by FDIC will depend, among other things, upon the Bank's receiving adequate funds from the Company to capitalize the Bank and upon compliance with certain standard conditions expected to be imposed by the FDIC and the Comptroller. The organizers expect to satisfy all conditions for organizing the Bank and to open for business during the fourth quarter of 1997, or as soon thereafter as practicable.

               The Company was organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure is expected to provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking and non-banking related services, which the traditional commercial bank cannot provide under present laws. Further, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and invest in capital instruments of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations. The net proceeds of this offering remaining after the Company capitalizes the Bank (including the net proceeds from an exercise of the Underwriters' over-allotment option, if any, and less the Company's organizational expenses) will initially be invested by the Company in investment grade securities, as permitted under federal banking law, and held by the Company as working capital for general corporate purposes and to pay operating expenses.

               The Company has no present plans to acquire or establish any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future if the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. SEE "Supervision and Regulation".

               The Bank intends to be a full service commercial bank. The Bank plans to offer personal and business checking accounts, senior checking accounts, interest-bearing checking accounts, savings accounts, money market accounts, and various types of certificates of deposit. The Bank also plans to offer consumer installment loans, real estate loans, construction loans, second mortgage loans, including home equity lines, lines of credit and commercial loans. In addition, the Bank intends to provide such services as official bank checks and money orders, MasterCard and Visa credit cards, safe deposit boxes, traveler's checks, bank by mail, direct deposits, United States Savings Bonds, and ATM and debit cards.

 BUSINESS STRATEGY

               The Bank's strategy is to attain a market share by attracting customers with a superior level of prompt and personalized banking service. The goal of the organizers and management is to create a customer-driven financial institution that gives high value to its customers by delivering customized, quality products and services and by providing private-banking. Management believes that such a bank will appeal to customers who prefer to conduct their banking business with a locally-managed financial institution that demonstrates both a genuine interest in their financial affairs and an ability to cater to their financial needs.

               As a new financial institution, the Bank will use current technology. The Bank intends to remain at the forefront of technology, while minimizing the costs of its delivery, by using third-party providers. The Bank expects to enter into third-party arrangements to provide its customers with convenient electronic access to their accounts and to deliver other bank products such as credit cards, debit cards and home banking services. This "high touch-high tech" delivery of bank services is expected to draw customers now receiving depersonalized bank services from the Bank's larger competitors. This approach is also expected to appeal to the business community and to younger customers seeking the convenience of high tech and electronic banking.

               In recent years, the banking industry in Collier County has experienced substantial consolidation as large bank holding companies, headquartered outside southwest Florida, have acquired a significant number of financial institutions that were previously locally-owned and managed. This consolidation has been followed by numerous pricing changes, the dissolution of local boards of directors, changes in management and branch personnel and, in the perception of the Bank's organizers, a decline in the level of personal customer service. As a result of this industry consolidation, the organizers and management believe that the competitive and economic environment in Collier County will be receptive to a new, independent and locally-managed bank that is able to provide its individual and business customers with professional and personalized attention. The Bank will be one of only three locally- managed community banks with its main office located in the market area.

               Management of the Bank intends to implement an active officer call program to promote these efforts. The purpose of this call program will be to describe the products, services, and strategies of the Bank to both existing and new business prospects. Directors are expected to actively market the Bank through their business and social contacts. All of the organizers are active members of the Naples community and their continued active community involvement will provide an opportunity to promote the Bank, its products, and services. The organizers intend to utilize advertising and selling efforts in order to build a distinct institutional image for the Bank and to attract a customer base.

COMPETITION

               Competition in the Bank's market area is intense, competitive, and market share is fragmented among a number of competitors. According to statistics compiled by the FDIC, as of June 30, 1996, approximately 21 financial institutions with a total of 90 branches were located in Collier County. The Bank will also face competition from finance companies, insurance companies, mortgage companies, securities brokerage firms, money market and mutual funds, loan production offices, and other providers of financial services. Most of the Bank's competitors have been in business for many years, have established customer bases, are substantially larger, have substantially larger lending limits than the Bank and can offer certain services, including multiple branches and international banking services, that the Bank will be able to offer only through correspondent banks, if at all. In addition, most of these entities have greater capital resources than the Bank that, among other things, may allow them to price their services at levels more favorable to clients and to provide larger credit facilities than the Bank. The Company anticipates that the Bank's legal lending limit of approximately $1,372,000 will be adequate to satisfy the credit needs of most of its customers and that the needs of its clients in excess of this amount will be met through loan participation arrangements with correspondent banks and others; however, there can be no assurance that the Bank will be successful in arranging loan participations that will be both competitive with arrangements offered by competitors of the Bank and in the Bank's best economic interests.

               The Company believes that its personal service strategy will enhance the Bank's ability to compete favorably by attracting individuals and local businesses. The Bank will delegate appropriate authority to its personnel to deal effectively and in a timely fashion with customer service needs. The Bank expects to compete for loans principally through the type of loans offered, interest rates, loan fees, and the quality of the service it will provide. The Bank will actively solicit deposit-related customers and will compete for deposits by offering customers personal attention, professional services and competitive interest rates.

PRIMARY SERVICE AREA.

               The Bank's Primary Service Area will be the western portion of Collier County, Florida, which is located on the southwest coast of Florida. Included in this area are the cities of Naples and Marco Island. Naples serves as the county seat of Collier County and is located 35 miles south of Ft. Myers, Florida and about 120 miles west of Miami, Florida. For a graphic depiction of the Bank's proposed Primary Service Area see the map on the inside cover of this Prospectus.

BANK LOCATION AND FACILITIES

               The Bank will be located in downtown Naples at 1010 Fifth Avenue South, Naples, Florida, on the first and second floors of a three-story office building.

                The downtown business district of Naples has several streets with commercial and government buildings, residential structures, and churches. Referred to as Olde Naples, the area primarily consists of established older neighborhoods, law offices, retail establishments, restaurants, and brokerage firms. The city government's administration buildings are within one mile of the Bank's proposed office. The Chamber of Commerce and Naples Community Hospital are also located near the Bank's proposed office. The downtown Fifth Avenue area has been experiencing significant renovations for the past two years, with the active support of the local government and business community. Many of the older, one-story commercial buildings have been or are being renovated to become two and three-story buildings, with retail establishments on the ground floors and residential condominiums on the upper floors. In the immediate vicinity of the Bank's proposed location, there are two new upscale hotels under construction. A new U.S. Post Office facility recently opened two blocks from the proposed Bank site. The City of Naples has current plans to modernize Sixth Avenue South and Tenth Street South, both of which border the proposed Bank location.

               The Company entered into a lease agreement on July 30, 1997. The commencement date of the lease will be the first day the Bank opens for business and it will have a term of five years from the commencement date, with three 5-year renewal options. The lease covers approximately 14,748 square feet, of which 6,990 square feet are located on the first floor and 7,758 square feet are located on the second floor. The annual base rent is $276,913.69, payable in 12 equal monthly installments of $23,076.14, or $21.00 per leasable square foot per year for the first floor space and $16.00 per leasable square foot per year for the second floor space and $500.00 per month for the drive-in facility. The annual rent for the second and each succeeding lease year will be recalculated by adjusting the annual base rent by the Consumer Price Index. In addition to the foregoing base rent, the Company will pay an additional rent equal to 66.77%, its pro rata share, of the real and personal property taxes levied on the office building, the premiums for certain insurance coverage, and the cost of maintaining the building's common areas. Under the lease, the initial additional rent will be $4,387.48 per month. The Company plans to build-out the first and second floors of the building. Under the lease, the landlord will provide the Company with a tenant improvement allowance of $22.50 per leasable square foot, for a total allowance of $331,826.40, to be applied by the Company toward the cost of its leasehold improvements. The landlord will fund this allowance based upon conditional releases of lien with the balance disbursed upon the final releases of lien. In addition to amounts to be paid by the landlord under tenant improvement allowance, the Company anticipates that, prior to the commencement date, it will spend approximately $320,000 to renovate this space. The banking lobby, commercial and consumer lending, safe deposit boxes, private banking, and the office of the Chief Executive Officer will be located on the first floor. The operations and the Company's executive offices will be located on the second floor. The build-out and square footage are being designed to accommodate the future growth and expansion of the Bank. Three outside pneumatic drive-ups will be built, at the cost of the landlord, which will contain an ATM and a night depository. The Company will carry appropriate levels of property insurance which, in the opinion of management, will adequately protect both the contents of the leased premise and the Company's investment in the leasehold improvements.

               Pursuant to a sublease to be entered into, the Company will sublease approximately 600 square feet of office space to Ashtin Kelly & Co., Incorporated ("Ashtin Kelly"), one of the Underwriters. In this office space, which will be located on the first floor of the building in an area adjoining the Bank's offices, Ashtin Kelly will conduct a retail brokerage operation. Additionally, the Company has granted Ashtin Kelly a right of first refusal, subject to the prior approval of the Company's board of directors, to sublease any excess space at future Bank branch locations. Any sublease between the Company and Ashtin Kelly will be negotiated at arms length and will have the customary terms and conditions of such a sublease, including a market rate of rent.

ECONOMIC AND DEMOGRAPHIC FACTORS

               Collier County, Florida's estimated year round population for 1997 is 202,903 residents, the vast majority of whom live in the western portion of the county. According to Enterprise Florida, Inc., Department of Research, each year the county's population rises by approximately one-third during the winter season (November through April). According to data developed by U.S. Housing Markets, 28.4 residential building permits per 1,000 residents were issued in the Naples area during 1996, ranking the Naples area first in the country in number of building permits issued. Based upon research of the University of Florida Bureau of Economic and Business Research, the Southwest Florida region has been, and will continue to be, one of the fastest growing regions in the United States.

               Collier County has a diverse commercial and residential environment with upscale resort areas, commercial office parks, residential developments, shopping centers, and entertainment areas. Collier County is located south of Lee County and 30 minutes from the Southwest Florida International Airport, which has a large number of daily domestic and international flights. The City of Naples is easily accessible from the major cities in Florida through a modern, well-maintained federal and state super highway system. Tourism is a contributing factor to the growth of Collier County. Located at the gateway to the Everglades, Naples is a popular eco-travel destination. Young professionals and wealthy retirees are among the many residents attracted to this area by its quality of life and mild climate.

               Between 1980 and 1990, the population of Collier County almost doubled, from 85,971 to 152,099, and, in the last seven years, the population has grown by another 50,804 to the current estimated population of 202,903, according to information compiled by Enterprise Florida, Inc., Department of Research. It is projected by Enterprise Florida, Inc. and the University of Florida Bureau of Economic and Business Research that the population of Collier County will be 315,900 by the year 2015. Also, according to the University of Florida, in 1995, the median age in Collier County was 42.5 years.

               According to statistics of the Department of Housing and Urban Development, in 1995 the median family income in Collier County was $48,800 and, according to data complied by Sales and Marketing Management, the 1995 average household effective buying income was $55,928, both figures being the highest in the State of Florida. Based on data of Claritas, the median value of a single family home in Collier County was $156,483 in 1995.

               Collier County's economic base is built on services, retail trade, agriculture, government and construction. Historically, employment within the county has been seasonal and associated with the seasonal based tourist economy and return of seasonal residents during the winter months. In 1996, the unemployment rate for Collier County was 6%, higher than the national average of 5.4% and the Florida average of 5.1%. Growth in the county's labor force from 1985 to 1995 was 68.6%, which was significantly higher than the State of Florida's rate of 27.95%. The service industry is the largest segment of employment by type with 31%, retail trade second with 24%, agriculture is third with 14%, government fourth with 10%, and construction fifth with 9%.

PRODUCTS AND SERVICES

               LENDING POLICY. The Bank is being established to meet the local consumer and commercial financing needs of the residents and businesses of Naples and the surrounding areas of western Collier County. Consequently, the Bank intends to aggressively seek creditworthy loans in this limited geographic area. The Bank will make consumer loans to individuals, primary and secondary mortgage loans for the acquisition or improvement of personal residences, real estate related loans, including construction loans for residential and commercial properties, and commercial loans to small and medium-sized businesses and professional concerns.

               Although the Bank proposes to take a progressive and competitive approach to lending, it intends to stress high quality in its loans. To promote such quality lending, the board of directors of the Bank will adopt appropriate lending policies and procedures. Under these policies, a maximum lending authority will be established for each loan officer. Each loan request exceeding a loan officer's authority will be approved by one or more senior officers. On a monthly basis, the entire board of directors will review all loans made in the preceding month. In addition, a loan committee of the board of directors of the Bank will review larger loans for prior approval when the loan request exceeds the established limits for the senior officers. Because of the Bank's local focus, management believes that quality control may be achieved while still providing prompt and personal service.

               The Bank intends to maintain a continuous loan review process designed to promote early identification of credit quality problems. The Bank's credit review administrator will be responsible for conducting a continuous internal review which tests compliance with loan policy and documentation of all loans. Any past due loans and identified problem loans will be reviewed with the board of directors on a monthly basis.

               Under the regulations of the Comptroller, a national bank's total outstanding loans and extensions of credit, both secured and unsecured, to one borrower may not exceed 15 % of the bank's capital and surplus, plus an additional 10% of the bank's capital and surplus, if the amount that exceeds the 15% general limit is fully secured by readily marketable collateral, as defined in the regulations. Under these regulations, the Bank's initial general lending limit to one borrower will be approximately $1,372,000 plus an additional $915,000 for loans secured by readily marketable collateral. While the Bank expects generally to employ more conservative lending limits, the board of directors will have discretion to lend up to these legal lending limits.

               REAL ESTATE LOANS. The Bank will make real estate loans, consisting primarily of one-to-four unit family structures. The loans, which are generally long-term, will have either fixed or variable interest rates. It will be the Bank's general policy to retain all variable interest rate mortgage loans in the Bank's loan portfolio and to sell in the secondary market all fixed rate loans but retain the servicing rights to the loans sold. This policy will be subject to review by management and the Bank's board of directors as a result of changing market and economic conditions and other relevant factors.

               Retention of variable interest rate loans in the Bank's loan portfolio is expected to reduce the Bank's exposure to fluctuations in interest rates. However, such loans generally pose credit risks different from the risks inherent in fixed rate loans, primarily because as interest rates rise, the underlying payments from the borrowers rise, thereby increasing the potential for default.

               Additionally, the Bank will make residential construction loans for one-to-four unit family structures. The Bank will require a first lien position on the land associated with the construction project and will offer these loans to homeowners. Loan disbursements will require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not being diverted to another project. The loan-to-value ratio for such loans will be predominantly 80% of the lower of the as-built appraised value or project cost, and will be a maximum of 90% if the loan is amortized. To be eligible for a residential construction loan, a borrower must be pre-qualified for permanent financing.

               COMMERCIAL LOANS. Commercial lending will be directed principally toward small to mid-sized businesses, including commercial real estate developers, whose demands for funds either fall within the legal lending limits of the Bank or can be satisfied through loan participations arranged by the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturns, deteriorated or non-existing collateral, customer financial problems, and changes in interest rates.

               CONSUMER LOANS. The Bank plans to make consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existent collateral, general economic downturn, customer financial problems, and changes in interest rates.

               DEPOSITS. The Bank plans to attract deposits by offering a broad array of competitively priced deposit services, including regular savings accounts, money market deposits (transaction and investment), certificates of deposit, retirement accounts, and other deposit or fund transfer services as permitted by law or regulation and required to remain competitive in the Bank's market. The Bank intends to seek deposits through an aggressive marketing plan in its overall service area, a broad product line, and competitive services. The primary sources of deposits will be residents and businesses located in the Bank's Primary Service Area, attracted through personal solicitation by the Bank's officers and directors, direct mail solicitations, and advertisements published in the local media.

               OTHER BANK SERVICES. Management of the Bank intends to establish and provide other bank services, such as trust services and loans in excess of the Bank's lending limits, through relationships with correspondent banks and other third party service providers. There can be no assurance, however, that the Bank will be successful in establishing such relationships.

INVESTMENTS

               In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other investment grade securities in compliance with the regulations and laws applicable to national banks.

ASSET AND LIABILITY MANAGEMENT

               The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies, which the Bank intends to adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities.

DATA PROCESSING

               The data processing services will be purchased on a contract basis, reducing the number of persons otherwise required to handle the operational functions of the Bank. The Bank is in the process of discussing arrangements with potential data processing providers.

EMPLOYEES

               Upon commencement of operations, the Bank is expected to have approximately 19 full-time equivalent employees. The Company is not expected to have any employees who are not also employees of the Bank. At the present, the Company's only full-time employees are Messrs. Jackson and Kennedy and an administrative assistant.

               The Bank will hire additional officers and employees as commencement of the Bank's operations becomes more imminent. The Bank plans to employ as officers and employees of the Bank primarily persons from the Naples area who have substantial experience and proven records in banking. The Bank intends to pay competitive salaries to attract and retain such officers and employees.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

               The table below sets forth, as of August 31, 1997: (a) the initial directors and executive and other significant officers of the Company and the Bank, (b) their ages, (c) the positions they hold in the Company and their commencement dates, (d) the positions they will hold in the Bank after its formation, (e) the number of shares of Common Stock that they intend to purchase in the offering, and (f) the percentage of Common Stock outstanding such number will represent.

                                                                                     NUMBER OF SHARES       PERCENTAGE OF
                                                                                       BENEFICIALLY         OUTSTANDING
                                         COMPANY POSITIONS/            BANK            OWNED AFTER          SHARES AFTER
NAME & ADDRESS               AGE         COMMENCEMENT DATE          POSITIONS         OFFERING (1)            OFFERING (2)
--------------               ---         -----------------          ---------        ----------------       -------------


                                       17



John R. Humphrey              73        Director/April, 1997         Director            10,000                   0.7
3963 Enterprise Ave.
Naples, FL

Sidney T. Jackson(3)          55        President, CEO &             CEO &               12,500                   0.8
999 9th Street S.                       Director/March 1997          Director
Suite 101
Naples, FL

Ronald Kennedy                60        Vice President               Senior V.P.          1,000                   0.1
999 9th Street S.
Suite 101
Naples, FL

Leonard F. Llewellyn          63        Director/May 1997            Director             5,000                   0.3
750 Palm Drive
Goodland, FL

Edward P. McNamara            55        Director/July 1997           Director             5,000                   0.3
4747 Progress Ave.
Naples, FL

Michael J. Riley              41        Director/October 1997        Director             1,000                   0.1
8024 San Simeon Way
Naples, FL 34109

Directors, executive
and significant officers
of the Company as a
group (6)
                                                                                         34,500                   2.3

----------

(1) Some or all of the Common Stock listed may be held for the benefit of spouses and children of, or various trust established by, the person indicated. The information contained in this column is based upon information furnished to the Company by the persons named above and the members of the designated group. The nature of beneficial ownership for shares shown in this column is sole voting and investment power.

(2)  Assumes no exercise of the Underwriters' over-allotment option.

(3) Excludes options to purchase 25,000 shares of Common Stock which the Company intends to grant pursuant to the terms of Mr. Jackson's employment agreement. SEE "Management-Employment Agreements" and "Management-Stock Option Agreements".


               Each director will hold office in the Company and the Bank until the first annual meeting of shareholders and until his successor has been duly elected and qualified or until his earlier resignation, removal from office or death. After the first annual meeting, a director will hold office until the next succeeding annual meeting of shareholders and until his successor has been duly elected and qualified or until his earlier resignation, removal from office or death. There are no family relationships among any Company or Bank directors, officers or key personnel.

               Following the opening of the Bank, the non-employee directors of the Company will be compensated at the rate of $300 per meeting for their attendance and services at the Company's regularly scheduled quarterly board meetings and for any special meetings and they will be compensated for attendance at committee meetings at the rate of $100 per meeting. The directors will not be compensated for their services as directors of the Bank. Employees of the Company or Bank who also serve as directors of the Company or Bank will not be separately compensated for their services as directors.

               Additionally, Mr. Jackson has identified a management team, which the Bank proposes to hire, consisting of a senior lending officer knowledgeable in the Collier County market, a highly experienced chief financial officer and

Ronald L. Kennedy, a seasoned bank business development officer, who is currently employed by the Company. Mr. Jackson has previously worked with each member of this proposed team at other financial institutions and, based on these prior working relationships, it is anticipated that the management team will operate in a cohesive, integrated manner from the outset of the Bank operations.

               In light of the Company's dependence upon the banking expertise of its Chief Executive Officer, the Company has a obtained a key person life insurance policy on Mr. Jackson in the amount of $1.5 million, payable to the Company.

COMMITTEES OF THE COMPANY AND THE BANK

               Presently, the Company's board of directors has an Audit Committee, a Compensation Committee and a Site Committee. The Company's board will establish an Investment Committee and the Bank's board will establish a Loan Committee. The Company's Audit Committee will review internal audit procedures for the Company and the Bank, and it will coordinate and review the Company's annual audit by its independent auditors. The Compensation Committee will generally oversee the employment practices and employee benefits of the Company and the Bank. The Site Committee will approve leased premises for the Company's and Bank's offices. The Company's Investment Committee will adopt Investment Policies for the Company and the Bank and ensure adherence to those policies. The Investment Committee will also supervise the Company's and Bank's purchase and sale of securities. The Bank's Loan Committee will approve the Bank's Loan Policies and it will review larger lending accommodations recommended by the Bank's loan officers and will monitor credit quality.

EXPERIENCE OF DIRECTORS AND OFFICERS

               The experience and backgrounds of the directors and executive and other significant officers of the Company and the Bank are summarized below.

               JOHN R. HUMPHREY. John R. Humphrey is a director of the Company and he will be a director of the Bank. Mr. Humphrey serves on the Company's Compensation and Site Committees. He has been a resident of Naples, Florida since 1975. Mr. Humphrey is the founder, president, and chief executive officer of International Packaging Machines, Inc., which was established in Mentor, Ohio in 1963 and relocated to Naples in 1975. The firm manufactures packaging machinery and holds many patents in this field. He served on the board of SunTrust Bank - Southwest Florida (formerly Sun Bank of Naples) from 1989 to 1994. He has also served as the past chairman of the Economic Development Council of Collier County, past chairman of the Private Industry Council, and served on numerous committees and task forces appointed by the Governor of Florida, Collier County Board of Commissioners and Naples City Council. He presently serves as Chairman of the Industrial Development Authority and he is a member of Jobs & Education Partnership Region 24, and Trustee of International College of Naples. Mr. Humphrey attended Purdue University and is the author of articles and papers relating to various phases of automation technology.

               SIDNEY T. JACKSON. Mr. Jackson is the President and Chief Executive Officer of the Company and will serve as Chief Executive Officer of the Bank. He serves on the Company's Site Committee and is an ex officio member of the Company's Compensation committee. Mr. Jackson has been a resident of Naples since 1975. He has over thirty- three years of banking experience and for the past 22 years has been in executive positions with banks in Naples. Mr. Jackson was employed with Southwest Banks, Inc. from 1994 to 1997, where he served as Senior Vice President and Senior Operations Officer. From 1986 to 1994, he was employed with SunBank/Naples, N.A., where he served as Executive Vice President and Chief Administrative Officer. He has held various other officer positions with First National Bank & Trust Company of Naples and Community Bank of St. Petersburg. Prior to those positions, he served as a bank examiner for the State of Florida. Mr. Jackson served as the 1996 Chairman of the United Way of Collier County and he is presently involved with the Collier County 100 Club, St. John Neuman Parents Council and the Chamber of Commerce. He has also served as a former President of the Bank Administration Institute. Mr. Jackson attended the University of Florida and the School of Banking of the South.

               RONALD L. KENNEDY. Ronald L. Kennedy has been a resident of Naples since 1969. Mr. Kennedy is currently a Vice President of the Company. After the Bank is opened, he will relinquish this position and become a Senior Vice President of the Bank with responsibility for marketing and business development. With over 20 years banking experience, his responsibilities have covered various banking positions from installment and commercial lending, business development to branch manager. He has been involved in the applications and feasibility studies for the filing of three branch bank applications and the opening of those offices. Mr. Kennedy's responsibilities for these new facilities included design and equipment assistance along with the hiring of the office staff. First National Bank and

Trust Company of Naples employed Mr. Kennedy as Vice President and Commercial Lender from 1971-1980. From 1980 to 1989, he was employed in the oil and gas production business, first as a Vice President and Director of an Ohio based oil company and then, from 1983 to 1989, as President and owner of Kenco Oil Company. From 1989 to April 1992, Mr. Kennedy served as an Assistant Vice President for business development and lending for Sun Bank in Naples, Florida. Mr. Kennedy was an Assistant Vice President and Branch Manager of Citizens National Bank on Marco Island, Florida from April 1992 until September 1993. From October 1993 until November 1996, Mr. Kennedy was Vice President of Founders National Trust Company, which was subsequently acquired by Chase Federal Bank which, in turn, was acquired by NationsBank. Mr. Kennedy was Vice President and Director of Marketing and Sales for Mirage on the Gulf, a 59-unit luxury condominium project from November 1996 through March 1997. In April 1997, Mr. Kennedy joined the Company, as Vice President, to assist Mr. Jackson in the organization and formation of the Bank. Mr. Kennedy has served as an Organizing Director of the Lely Golf Estates Home Owners Association, Treasurer and Director of Friends of the Library, Vice President and Director of the Naples Jaycees, and as a member of the Marco Island and Naples Area Chambers of Commerce. Mr. Kennedy is a graduate of the University of Iowa and the School of Banking of the South.

               LEONARD F. LLEWELLYN. Leonard F. Llewellyn is a director of the Company and will be a director of the Bank. Mr. Llewellyn serves on the Company's Site Committee. He has been a resident of Naples since 1974. From 1982 to the present, Mr. Llewellyn has served as chairman of Consultants, Inc. of Southwest Florida, a real estate consulting firm in the Naples area. Mr. Llewellyn has served as a director for Vogel Water Co., a publicly held company. He served as a bank director of First National Bank & Trust Company of Naples from 1980 to 1991. During that time period, First National was acquired by Landmark Banks of Florida which in turn was acquired by Citizens & Southern Corporation. Mr. Llewellyn also served as a director of Founders National Trust Bank from 1992 to 1995. Mr. Llewellyn is a former Captain and "Top Gun" Pilot for the United States Marine Corps and he served as a pilot for Presidents Kennedy and Johnson. He was a franchise representative for Deltona Corporation from 1967 to 1974. Mr. Llewellyn is a past President of the Marco Island Chamber of Commerce, member of the Board of Directors of Collier County Conservancy, President of the Marco Island Board of Realtors, Trustee of Naples Community Hospital, and Board of Trustees of Community Foundation of Collier County. He currently serves as Sheriff's Commissioner and as a Senior Certified Member for the International Real Estate Federation. He attended the Eastern Montana College of Education, where he graduated with a B.S. in Pre-Electrical Engineering.

               EDWARD P. MCNAMARA. Edward P. McNamara is a director of the Company and will be a director of the Bank. Mr. McNamara serves on the Company's Audit Committee. From 1987 to the present, he has served as the President and Chief Executive Officer of Coastal Beverage Ltd., a beverage distributor located in Naples, Florida. Mr. McNamara is also the owner of E. P. McNamara, Inc. and Inisfale, Inc., both business holding companies. Mr. McNamara served as Vice-President Regional Sales at Anheuser-Busch, Inc. for seventeen years prior to retirement. From 1987 to 1991, Mr. McNamara served on the advisory board of Southeast Bank/Naples. He is currently a member of Leadership Collier Steering Committee, World Class Collier Education Committee, a Director of the Economic Development Council of Collier County, and a member of the Collier County Disaster Recovery Committee. He is a past Director and Treasurer of the Naples Chamber of Commerce, past Chairman of Leadership Southwest Florida and past Vice-President and Director of the Florida Beer Wholesale Association. Mr. McNamara is a graduate of Georgetown University with a degree in finance and he did post graduate work at George Washington University Graduate School of Business.

               MICHAEL J. RILEY. Michael J. Riley is a director of the Company and will be a director or the Bank. Mr. Riley serves on the Company's Audit and Compensation Committees. Mr. Riley has been a resident of Naples since 1980. Mr. Riley is the founder and owner of Michael J. Riley, Consulting, which was established in 1990. Michael J. Riley, Consulting provides financial, business planning and computer consulting services to corporations. Additionally, from 1994 to the present, Mr. Riley serves as President of Holland Salley, Inc., an upscale interior design firm in Naples. From 1985 to 1994, Mr. Riley served as Project Coordinator and, prior to that, Corporate Planner, for Naples Community Healthcare System, a diversified health care corporation with fourteen subsidiary corporations. From 1980 to 1985, Mr. Riley was Controller and, prior to that, Assistant Vice President, Commercial Loans, for SunBank, Naples. Mr. Riley also served as a computer conversion representative for Mellon Bank, N.A. in Pittsburgh, Pennsylvania from 1978 to 1980. Mr. Riley is active in the Naples Area Chamber of Commerce and the Economic Development Council of Collier County. He has served as a volunteer for the Special Olympics and as a basketball and baseball coach for the Naples YMCA Youth Program. Mr. Riley graduated from Indiana University of Pennsylvania in 1977 with a B.S. in Business and Accounting.

OFFICER COMPENSATION

               The following table sets forth the compensation paid by the Company to Sidney T. Jackson and Ronald L. Kennedy, the only two Company officers who received compensation for services rendered during the period from the Company's formation through August 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION                          LONG TERM COMPENSATION
                                       -----------------------------------     ----------------------------------------------------
                                                                                        AWARDS                     PAYOUTS
                                                                               -------------------------      ---------------------

  NAME AND                PERIOD       SALARY         BONUS    OTHER ANNUAL    RESTRICTED     SECURITIES        LTIP     ALL OTHER
PRINCIPAL POSITION        ENDED          (1)           ($)     COMPENSATION      STOCK        UNDERLYING      PAYOUTS  COMPENSATION
                         8/31/97         ($)                      (2)            AWARDS        OPTIONS/         ($)         ($)
                                                                                  ($)           SAR'S
                                                                                                 (#)
      (a)                   (b)          (c)          (d)         (e)             (f)            (g)            (h)         (i)
-------------------      -------       -------        -----     -----------    ----------     ----------     --------  ------------
Sidney Jackson,            1997        $35,962        None        None            None         25,000(3)        None        None
President, CEO &
Director of
Company and CEO
& Director of  Bank

Ronald L. Kennedy,         1997        $18,750        None        None            None           None           None        None
V.P. of Company;
Sr. V.P. of Bank

----------

(1) Mr. Jackson's annual salary is $82,200 and Mr. Kennedy's annual salary is $45,000.

(2) Messrs. Jackson and Kennedy received certain perquisites, but the incremental cost of providing such perquisites does not exceed the lesser of $50,000 or 10% of the their respective total annualized salaries and bonuses as set forth in footnote 1 above.

(3) As of August 31, 1997, these stock options had not been granted; however, the Company intends to grant these stock options to Mr. Jackson during 1997.

STOCK OPTION INFORMATION

               The following table sets forth certain information concerning stock options that the Company has determined to grant during 1997:

                              OPTION GRANTS IN 1997

                                INDIVIDUAL GRANTS

      NAME                    NUMBER OF            % OF TOTAL          EXERCISE OR BASE          EXPIRATION DATE
                              SECURITIES          OPTIONS GRANTED        PRICE ($/SH)(2)
                              UNDERLYING          TO EMPLOYEES IN
                                OPTIONS             FISCAL YEAR
                            GRANTED (#)(1)
            (a)                      (b)                    (c)                    (d)                     (e)
------------------          ---------------       ---------------      -----------------        -----------------
Sidney T. Jackson,
President, CEO &
Director of
Company and CEO
& Director of Bank           25,000                    100%                  $10.00             January 1, 2007


                                       21


----------
(1) Option becomes exercisable in equal portions on April 1, 1999, April 1, 2000, April 1, 2001, April 1, 2002 and April 1, 2003.

(2) Exercise price is the public offering price of the Common Stock offered by this Prospectus.

EMPLOYMENT AGREEMENTS

               Prior to commencement of the Bank's operations, the Company and the Bank intend, subject to the federal banking agencies not objecting, to enter into an employment agreement with Sidney T. Jackson. Under the terms of the employment agreement, Mr. Jackson will be employed by the Company as the President and Chief Executive Officer and as the Chief Executive Officer of the Bank. The employment agreement will have a term of three years and will automatically renew for an additional one-year term unless Mr. Jackson is given notice of non-renewal ninety days prior to the expiration of the agreement. The employment agreement will commence on the date the Bank opens for business. Under the terms of the employment agreement, Mr. Jackson will receive an annual base salary of $125,000 and a monthly automobile allowance of $750, which amounts will be paid in equal shares by the Company and the Bank. Mr. Jackson will also be permitted to participate in life insurance, hospitalization, major medical and any other employee benefit plans of the Company that may be in effect from time to time to the extent that he is eligible under the terms of those plans. In the event of a change of control, as defined in the employment agreement, the Company and Bank would be required to collectively pay the equivalent of two times Mr. Jackson's annual base salary. The employment agreement is terminable at any time by either the Company or by Mr. Jackson. The agreement provides severance compensation in the event that Mr. Jackson is terminated without cause equal to his annual base salary during the first twelve months and, thereafter, equal to his annual base salary plus an amount equal to one-twenty-fourth(1/24) of Mr. Jackson's then current annual base salary for each additional month of service rendered by Mr. Jackson after the first twelve months, up to a maximum severance payment equal to two times Mr. Jackson's annual base salary. In the event Mr. Jackson voluntarily terminates his employment with the Company and the Bank, Mr. Jackson will be prohibited from engaging, directly or indirectly, in any service to or employment by a financial institution located in Collier County, Florida.

               Under the terms of the employment agreement, the Company will enter into a separate stock option agreement pursuant to which Mr. Jackson will be granted the option to purchase 25,000 shares of Common Stock of the Company (the "Stock Option Agreement"). SEE "Stock Option Agreement" below. Also under the terms of the employment agreement, the Company will enter into a separate Incentive Agreement whereby the Company will pay Mr. Jackson a cash bonus award of $40,000 on April 1, 1999 upon the achievement of certain goals and objectives that have been established by the Company. SEE "Incentive Agreement" below.

               The Company and the Bank also anticipate entering into similar employment, stock option and incentive agreements with two other members of the proposed senior management team who have been identified by the Company but have not yet been hired. The Company intends to pay each of these individuals a signing bonus at the time they join the Company. One individual will be paid a signing bonus of $50,000 and the second individual will be paid a signing bonus of $25,000 minus any year end-bonus payments this individual receives in his present position. The payment of these signing bonuses is intended to compensate these individuals for the loss of income that they anticipate as a result of leaving their present positions.

STOCK OPTION AGREEMENTS

               As required by the terms of Sidney T. Jackson's employment agreement with the Company and the Bank, the Company and the Bank will enter into a Stock Option Agreement with Mr. Jackson. Under the Stock Option Agreement, Mr. Jackson will be granted an option (the "Option") to purchase 25,000 shares of the Company's Common Stock for $10.00 per share, an amount equal to the public offering price of the Common Stock. The number of shares subject to the Option and the Option price are both subject to adjustment in the event of certain changes in the capitalization of the Company.

               Under the terms of the Agreement, no portion of the Option may be exercised, except as noted below, prior to April 1, 1999. The Option becomes exercisable in equal portions of up to a maximum of 5,000 shares of Common Stock on April 1, 1999, April 1, 2000, April 1, 2001, April 1, 2002 and April 1, 2003.
In the event of a change of control of the Bank or Company, as defined in the Stock Option Agreement, to the extent that any portion of the Option has not been exercised, Mr. Jackson may immediately exercise the remaining portion of the Option. Finally, to the extent that any portion of the Option has not been exercised, the Stock Option Agreement terminates and the Option expires on the earliest of (a) ninety days after termination of Mr. Jackson's employment with the Company and the Bank for any reason except death, disability or retirement,
(b) twelve months after termination of Mr. Jackson's employment with the Company and the Bank because of his death, disability or retirement, or (c) January 1, 2007.

               The Company also anticipates entering into similar stock option agreements with at least two other members of senior management who have been identified but not yet employed by the Company or the Bank. Under these proposed stock option agreements, the Company intends to grant these individuals the right to purchase 20,000 shares of the Company's Common Stock under the same terms and conditions contained in the Stock Option Agreement to be entered into with Mr. Jackson described above.

INCENTIVE AGREEMENTS

               The Company and the Bank also intend to enter into an incentive bonus agreement with Mr. Jackson (the "Incentive Agreement"). The Incentive Agreement will be administered by a committee (the "Incentive Committee") appointed by the board of directors of the Company composed of all non-employee directors. Under the terms of the Incentive Agreement, Mr. Jackson will receive a $40,000 cash bonus award on April 1, 1999, provided the goals set forth in the Incentive Agreement are met. The grant of this cash bonus award is subject to the following pre-conditions: 1) core deposits of the Bank must be at least $40 million on December 31, 1998; 2) the Incentive Committee must deem Mr. Jackson's performance, as measured by certain criteria, satisfactory; 3) the Comptroller, the Bank's primary federal banking regulator, must have found the Bank's condition to be satisfactory; and 4) the Bank must be adequately capitalized as required by applicable federal banking laws.

               It is also anticipated that at least two other members of senior management, who have been identified but not yet employed by the Company or the Bank, will enter into similar Incentive Agreements during the Bank's first year of operations. Under these proposed incentive agreements, the Company intends to pay each of these individuals a $20,000 cash bonus under the same terms and conditions contained in the Incentive Agreement to be entered into with Mr. Jackson, described above.

               It is the intention of the board of directors of the Company to adopt a long term incentive plan to appropriately reward Company and Bank officers upon the attainment of specific performance goals, to be established, in the years following the Bank's first year of operations.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH AFFILIATES

               The Company and the Bank expect to have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships, or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they will be on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. Additionally, certain federal banking laws restrict transactions between a national bank and an affiliate, as defined in those laws, and the amount and types of loans that a national bank may make to an executive officer of a national bank. Also certain laws of the State of Florida restrict "affiliated transactions" between the Company and an "interested shareholder" or any "affiliate" or "associate" of an interested shareholder as those terms are defined in Florida law. SEE "Supervision and Regulation."

ORGANIZATIONAL LOANS

               The Company borrowed from certain individual lenders the aggregate amount of $750,000 to pay organizational and pre-opening expenses for the Company and the Bank. Sidney T. Jackson, President, Chief Executive Officer, and a director of the Company, holds one of these notes in the amount of $25,000. The principal, fees and accrued interest of these organizational loans will be repaid from the offering proceeds. SEE "Use of Proceeds."

                             PRINCIPAL SHAREHOLDERS

               Except for 100 shares issued and sold to Sidney T. Jackson for the sole purpose of incorporating the Company, the Company has not yet issued any Common Stock. These organizational shares will be repurchased by the Company at their original issue price of $1,000 concurrently with the closing of this offering. Following the offering, no shareholder is expected to own more than 5% of the outstanding Common Stock of the Company. Shares owned by officers and directors of the Company are shown under "Management - Directors and Officers." Following the offering, the directors and all executive officers, as a group, will own 34,500 shares of the Common Stock, or approximately 2.3% of the outstanding shares of the Company.

                           SUPERVISION AND REGULATION

OVERVIEW

               Bank holding companies and banks are extensively regulated under both federal and state law. Consequently, the growth and earnings performance of the Company and the Bank can be effected by not only management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities including, but not limited to, the Comptroller, the Federal Reserve, the FDIC, the Internal Revenue Service, federal and state taxing authorities and the Securities and Exchange Commission (the "SEC"). The effect of such statutes, regulations and policies can be significant and cannot be predicted with a high degree of certainty.

               The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation, and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of the Federal Deposit Insurance Fund and the Bank's depositors rather than shareholders of the Company.

BANK HOLDING COMPANY REGULATION

               The Company will be a registered holding company under the BHC Act will be regulated under such act by the Federal Reserve.

               As a bank holding company, the Company is required to file annual reports with the Federal Reserve and such additional information as the Federal Reserve may require pursuant to the BHC Act. The Federal Reserve may also conduct examinations of the Company to determine whether it is in compliance with the BHC Act and the regulations promulgated thereunder.

               The BHC Act requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company.

               The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") permits bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or alternatively, to opt out of interstate branching prior to that date. The state of Florida has determined to permit interstate branching by acquisition only.

               In addition to having the right to acquire ownership or control of other banks, a bank holding company is authorized to acquire ownership or control of non-banking companies and to enter into non-banking lines of business provided the activities of such non-banking companies or new lines of business are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be a proper incident to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases. The BHC Act also prohibits the Company from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company which is engaged in a business which is not closely related to banking. The Company has no current plans to engage in any business other than the business of owning and controlling the Bank.

               Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries, including the infusion of additional capital into a bank subsidiary in situations where an additional investment in a troubled bank would not ordinarily be made by the prudent investor. Under these policies, a bank holding company may be required to contribute capital or loan money to its subsidiary in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by a holding company to such subsidiary banks are likely to be unsecured and subordinated to the bank's depositors and perhaps other creditors. In recent years there have been court challenges to this policy and, as a result, a question exists as to whether or not this policy is fully enforceable by the Federal Reserve against bank holding companies.

               The Federal Reserve uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guideline levels, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

               The Federal Reserve's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: a risk-based requirement expressed as a percentage of total risk-weighted assets, and a leverage requirement expressed as a percentage of total assets. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (consisting principally of shareholders' equity). The leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others.

               The risk-based and leverage standards presently used by the Federal Reserve are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (I.E., Tier 1 capital less all intangible assets), well above the minimum levels.

               The Federal Reserve's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. Nonetheless, on a pro forma basis, assuming the issuance and sale by the Company of 1,500,000 shares of Common Stock at $10.00 per share, the Company's risk-based capital ratio and leverage ratio, in each case as calculated on a consolidated basis under the Federal Reserve's capital guidelines, would exceed these requirements.

               The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which could only be funded in ways that weakened the bank holding company's financial health, such as by borrowing.

               Under the Federal Change in Bank Control Act (the "Control Act"), a notice must be submitted to the Federal Reserve if a natural person or, generally, a group of natural persons acting in concert seeks to acquire 10% or more of any class of outstanding voting securities of the Company, unless the Federal Reserve determines that the acquisition will not result in a change of control of the Company. Under the Control Act, the Federal Reserve has sixty days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquiror, the convenience and needs of the community to be served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the BHC Act, a company is generally required to obtain prior approval of the Federal Reserve before it may obtain control of a bank holding company. Control is generally described to mean the beneficial ownership of 25% or more of all outstanding voting securities of a company but may be as low as 5% under certain circumstances.

BANK REGULATION

               GENERAL. The Company will initially have one subsidiary bank. The Bank will be a national bank chartered under the laws of the United States and will be subject to examination by the Comptroller. The Comptroller regulates or monitors all areas of a bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends and establishment of branches.

               The deposits of the Bank will be insured by the FDIC to the fullest extent provided by law and, under certain conditions, the Bank is subject to regulation by the FDIC. The major functions of the FDIC with respect to insured banks include paying depositors in the event an insured bank is closed because of its inability to meet the demands of its depositors, acting as a receiver of insured banks placed in receivership, and preventing the continuance or development of unsafe and unsound banking practices. In addition, the FDIC is authorized to examine national banks whenever FDIC deems that such examination is necessary to determine the condition of the institution for insurance purposes. The FDIC also approves conversions, mergers, consolidations and assumption of deposit liability transactions between insured banks and non-insured banks or institutions.

               A subsidiary bank of a bank holding company is subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

               TRANSACTIONS WITH AFFILIATES AND EXECUTIVE OFFICERS. As a national bank, the Bank will be a member of the Federal Reserve System, subject to the laws, regulations, and policies applicable to member banks. Sections 23A and 23B of the Federal Reserve Act place restrictions on transactions between a member bank and an affiliate, as that term is defined in the Federal Reserve Act. The restrictions contained in the foregoing sections generally require that all loans made by a member bank to an affiliate be collateralized by collateral of a certain value and quality and that the terms and conditions of any transaction between a member bank and an affiliate be on terms that are substantially the same as those prevailing for comparable transactions with nonaffiliated parties. Additionally, subject to certain exceptions, a member bank may not purchase as fiduciary any securities or other assets from an affiliate and may not purchase, as a principal or as a fiduciary, any security during an underwriting if the principal underwriter is an affiliate of the member bank.

               Regulations applicable to member banks also limit the amount and types of extensions of credit a member bank may make to its executive officers, as that term is defined in the regulations. Generally, extensions of credit to executive officers may not exceed the higher of 2.5 percent of the bank's unimpaired capital and unimpaired surplus or $25,000, but in any event may not exceed $100,000. The foregoing limits do not apply to loans to finance the education of the executive officer's children or with respect to a first mortgage loan secured by the executive officer's home.

               CAPITAL REQUIREMENTS. Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profile of the individual banking institution. The guidelines define capital as either Tier 1 capital (primarily shareholders' equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for national banks: the Tier 1 leverage ratio and the risk-based capital requirements. The Bank must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth (which will initially be the case for the Bank) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

                 Current regulations of the Comptroller require national banks to maintain a ratio of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 6% (the "primary capital ratio"). In addition, in its application to the Comptroller to obtain a national bank charter and in its application to the FDIC to obtain federal deposit insurance, the Bank represented that it intends to maintain a Tier 1 capital ratio of at least 8% for the first three years of its operation.

               The federal banking agencies have promulgated standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio and require banks with greater interest rate risk to maintain adequate capital for this risk. These regulations apply to the Bank and, depending upon the Bank's interest rate risk profile, may require the Bank to maintain higher capital ratios than those described above.

               The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. If these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the 1991 Act mandates that the institution be placed in receivership.

               Pursuant to regulations promulgated under the 1991 Act, the corrective actions that the banking agencies either must, or may, take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the 1991 Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts are placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The categories are defined in the 1991 Act and are used to determine the severity of corrective action the appropriate regulator may take in the event an institution reaches a given level of undercapitalization. The capital guidelines can affect the Company and the Bank in several ways. After completion of this offering, the Company and the Bank will both have capital ratios which are significantly greater than those required for "well capitalized" institutions. However, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors, could change the capital position of the Company and the Bank, making an additional capital infusion necessary.

               DIVIDENDS. The Bank will be restricted in its ability to pay cash dividends to the Company under the national banking laws and by regulations of the Comptroller. Pursuant to 12 U.S.C. Section 56, a national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits, subject to other applicable provisions of law. Payments of dividends out of undivided profits is further limited by 12 U.S.C. Section 60(a), which prohibits a bank from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus not less than 1/10 of the Bank's net income of the preceding two consecutive half-year periods (in the case of an annual dividend). Pursuant to 12 U.S.C. Section 60(b), the approval of the Comptroller is required if the total of all dividends declared by the Bank in any calendar year exceeds the total of its net income for that year combined with its retained net income for the preceding two years, less any required transfers to surplus.

               The Comptroller has enacted regulations concerning the level of allowable dividend payments by national banks. The intended effect of these regulations is to make the calculation of national banks' dividend-paying capacity consistent with generally accepted accounting principles (GAAP). In this regard, the allowance for loan and lease losses is not considered an element of either "undivided profits then on hand" or "net profits." Further, a national bank may be able to use a portion of its capital surplus account as "undivided profits then on hand," depending on the composition of that account.

               CRA AND FAIR LENDING. On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to provide regulators, institutions and community groups with an objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996 when evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

               Congress and the federal agencies responsible for implementing the nation's fair lending laws, which include the Department of Housing and Urban Development, the Federal Trade Commission, and the Department of Justice in addition to the federal banking agencies, have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had engaged in discriminatory lending, seeking fines and restitution for borrowers who allegedly suffered from these practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

               On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

               FDIC INSURANCE ASSESSMENTS. The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund ("BIF"). The FDIC has implemented a risk-based assessment system under which banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. Recent legislation provides that

BIF insured institutions, such as the Bank, will share the Financial Corporation ("FICO") bond service obligation. Previously, only financial institutions (typically thrifts) insured under the Savings Association Insurance Fund ("SAIF") were obligated to contribute to the FICO bond service. As of the most recent BIF semiannual assessment period, June 30, 1997, BIF insured financial institutions paid federal deposit insurance assessments ranging from zero cents ($0.0) per $100 of BIF insured deposits, the rate for the healthiest and highest rated institutions, to twenty-seven cents ($0.27) per $100 of BIF insured deposits, the rate for the lowest rated institutions. It is anticipated that initially the Bank will be in the highest rated category and thus, based on the most recent assessment period, pay no federal deposit insurance assessment. As of the most recent FICO assessment adjustment date, June 30, 1997, BIF insured institutions were required to pay an annual FICO assessment, payable in quarterly installments, of one and twenty-sixth hundredths cents ($0.0126) per $100 of insured deposits.

               FUTURE REQUIREMENTS. Statutes and regulations may be proposed containing wide-ranging measures for altering the structures, regulations and competitive relationships of the nation's financial institutions. It cannot be predicted whether or what form any proposed statutes or regulations will be adopted or the extent to which the business of the Company and the Bank may be affected by such statutes or regulations.

FLORIDA BUSINESS CORPORATION ACT

               TRANSACTIONS WITH AFFILIATES. The Florida Business Corporation Act (the "Florida Act") contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder,
(ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates, beneficially owns (as defined in Section 607.0901(1)(e) of the Florida Act) more than 10% of the corporation's outstanding voting shares.

               ANTI-TAKEOVER PROVISIONS. The Florida Act also contains provisions which may inhibit or discourage takeover transactions. SEE "Description of Capital Stock."

               DIVIDENDS. The Company will be restricted in the payment of dividends by the Florida Act which prohibits a corporation from making a distribution to its shareholders if, after giving effect to the distribution, the corporation would be unable to pay its debts as they become due in the usual course of business, or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

               BANK HOLDING COMPANY PROVISIONS. Florida does not impose additional statutory provisions on the Company because of the Company's status as a bank holding company.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

               The Company's Articles of Incorporation authorize the Company to issue up to 10,000,000 shares of Common Stock, par value $.01 per share, of which 1,500,000 shares will be issued pursuant to this offering. No other classes of Common Stock are authorized. Other than the 25,000 stock options granted to Sidney T. Jackson under a written agreement, there are no outstanding options or warrants to purchase, or securities convertible into, the Common Stock. See "Management - Stock Options".

               All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the board of directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. SEE "Dividend Policy." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. There is no cumulative voting. Holders of Common Stock will not have any preemptive rights to acquire authorized but unissued capital stock of the Company. All shares of the Common Stock issued in accordance with the terms of this offering as described in this Prospectus will be fully-paid and non-assessable.

PREFERRED STOCK

               Under its Articles of Incorporation, the Company is authorized to issue 2,000,000 shares of Preferred Stock. The board of directors of the Company is authorized to issue Preferred Stock in series and to fix the particular designation of and the rights, preferences, privileges and restrictions granted to and imposed upon each series, all without further approval of the Company's shareholders. The Company has no plans at this time to issue any of the Preferred Stock.

SPECIAL SHAREHOLDERS' MEETINGS

               Article II, Section 2 of the Company's By-Laws allows a special meeting of shareholders to be called by the president, a majority of the board of directors or when requested in writing by shareholders holding not less than 10% of the shares entitled to vote.

VOTING ON CERTAIN TRANSACTIONS

               Under Article II, Section 8 of the Company's By-Laws, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present at a duly called meeting of shareholders at which a quorum is present. A quorum is present when the holders of a majority of the outstanding shares are present at the meeting, either in person or by proxy.

AMENDMENT OF PROVISIONS

               Any provision of the Company's Articles of Incorporation may be amended or repealed in the manner prescribed by Florida law. In general, any amendment to the Company's Articles of Incorporation must be approved by a majority of the outstanding shares of Common Stock with the exception that certain amendments of an administrative nature may be adopted by the board of directors of the Company without shareholder approval.

ANTI-TAKEOVER PROVISIONS

               The Company is subject to several anti-takeover provisions under the Florida Act that apply to a public corporation governed by Florida law, as provided in the Act, unless the corporation has elected to opt out of those provisions in its articles of incorporation or (depending on the provision in question) bylaws. The Company has not elected to opt out of these provisions. The Florida Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the board of directors approves the control share acquisition or the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) a majority or more of such voting power. This statutory voting restriction is not applicable in certain circumstances set forth in the Florida Act. These provisions are intended to encourage a person interested in acquiring the Company to negotiate with and obtain approval of the board of directors in connection with the transaction. However, certain of these provisions might discourage a future acquisition of the Company, including an acquisition in which the shareholders might receive a premium.

               Certain federal banking laws also might inhibit or discourage takeover transactions. See the description of Control Act and the BHC Act with respect to the acquisition of shares of a bank holding company under "Supervision and Regulation."

               The Articles of Incorporation authorize the board of directors to issue up to 2,000,000 shares of preferred stock and fix the rights and preferences of any shares of preferred stock issued. Any such issuance of preferred stock could have the effect of delaying or preventing a change of control.

INDEMNIFICATION PROVISIONS

               The Articles of Incorporation of the Company provide for the indemnification of directors, officers, employees and agents of the Company to the full extent permitted by Florida law. In addition, as permitted by federal law, the Bank's Articles of Association provide for the indemnification of the Bank's officers, directors, employees and agents to the fullest extent permitted by the laws of Florida, subject only to the limits of the corporate powers of a national bank. Under such provisions, any director, officer, employee, or agent who in his or her capacity as such, is made or threatened to be made, a party to any suit or proceeding, shall be indemnified if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company or the Bank. The Company expects to purchase directors' and officers' liability insurance. Such insurance may provide protection whether or not the Company or the Bank would have had the power to indemnify against such liability. The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors, officers, employees or agents for which indemnification from the Company or the Bank may be sought. It is possible that the indemnification obligations imposed under the Company's Articles of Incorporation and Bank's Articles of Association could result in a charge against the Company's or the Bank's earnings and thereby, directly in the case of the Company and indirectly in the case of the Bank, affect the availability of funds for payment of dividends to the Company's shareholders.

               Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

               Federal banking laws and regulations prohibit, in general, an institution the deposits of which are federally insured and its parent holding company from indemnifying its officers, directors, employees, agents and other persons affiliated with the institution for costs sustained in an administrative or civil enforcement action commenced by a federal banking agency which results in a final order or settlement pursuant to which the person is, under applicable federal banking laws, assessed a civil money penalty, removed from office, prohibited from participating in the affairs of an insured depository institution or required to cease and desist from or take affirmative action

REGISTRAR AND TRANSFER AGENT

               The transfer agent and registrar for the Common Stock is
                        *
               ------------------

                         SHARES ELIGIBLE FOR FUTURE SALE

               Upon completion of this offering, the Company expects to have 1,500,000 shares of its Common Stock outstanding. The 1,500,000 shares of the Company's Common Stock purchased in this offering (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) have been registered with the SEC under the 1933 Act and may generally be resold without registration under the 1933 Act unless they are acquired by an affiliate ("Affiliate") of the Company, as defined under Rule 144 of the SEC. Generally, any executive officer, director or control shareholder of the Company or the Bank will be an Affiliate of the Company under Rule 144. Affiliates of the Company may only sell shares of the Common Stock pursuant to Rule 144 or another exemption under the 1933 Act.

               Under Rule 144 as currently in effect, an Affiliate of the Company may sell shares of Common Stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of the Company's Common Stock (15,000 shares immediately after the completion of this offering) or the average weekly trading volume in the Company's Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company.

               The Company, the directors and the executive and other significant officers, (who are expected to hold an aggregate of approximately 34,500 shares after this offering), have agreed, or will agree, not to sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of the Underwriters. Prior to this offering, there has been no public trading market for the Common Stock, and no predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock after completion of this offering. Nevertheless, sales of substantial amounts of Common Stock in the public market could have an adverse effect on prevailing market prices.

                                  UNDERWRITING

               Subject to the terms and conditions set forth in the Underwriting Agreement, Robert W. Baird & Co. Incorporated and Ashtin Kelly & Co., Incorporated, as Underwriters, have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below:

                                                            NUMBER OF
UNDERWRITERS                                                  SHARES
------------                                               ----------

Robert W. Baird & Co. Incorporated.......................  *
Ashtin Kelly & Co., Incorporated.........................  *

       Total.............................................  1,500,000
                                                           =========


               The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The Underwriters are obligated to purchase all the shares of Common Stock offered hereby, excluding shares covered by the over-allotment option granted to the Underwriters, if any are purchased.

               The Company has been advised by the Underwriters that they propose to offer the Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession not in excess of $0.70 per share (this amount will be reduced to $0.30 per share with respect to sales to certain investors identified by the Company to the Underwriters prior to the effectiveness of the Registration Statement for this offering), and that the Underwriters and such dealers may reallow a concession not in excess of $__*____ per share to other dealers. The public offering price and concessions and reallowances to dealers may be changed by the Underwriters after the initial public offering.

               Unless waived by the Company, shares of Common Stock will be sold to the public only in minimum lots of 1,000 shares ($10,000) and any one investor (together with the investor's affiliates) will be permitted to purchase a maximum of 50,000 shares of Common Stock ($500,000). The Underwriters have informed the Company that they do not intend to confirm sales of the shares of Common Stock offered hereby to any accounts over which they may exercise discretionary authority.

               The Company has granted to the Underwriters an option, exercisable within 30 days after the date of the initial public offering, to purchase up to an additional 225,000 shares of Common Stock to cover over-allotments, at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to this option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments, if any, in connection with the offering.

               The Company and the Underwriters have agreed to indemnify, or to contribute to payments made by, each other against certain civil liabilities, including certain civil liabilities under the 1933 Act.

               The Company arranged a series of loans from certain individuals in the aggregate principal amount of $750,000 to pay organizational and pre-opening expenses of the Company and the Bank. The Company paid Ashtin Kelly & Co., Incorporated a fee equal to 10% of the aggregate principal amount of the loans, for a total fee of $75,000, for referring the individual lenders to the Company. The Company has also granted Ashtin Kelly & Co., Incorporated the right to submit a bid for consideration to serve as the Company's underwriter if the Company determines to make another public offering in the future.

               There has been no public trading market for the Common Stock. The price to the public was determined in negotiations between the Company and the Underwriters. This price is not based upon earnings or any history of operations and should not be construed as indicative of the present or anticipated future value of the Common Stock. Several factors were considered in determining the initial public offering price of the Common Stock, among them the size of the offering, the desire that the security being offered be attractive to individuals, and the Underwriters' experience in dealing with initial public offerings for financial institutions.

               Robert W. Baird & Co. Incorporated, one of the Underwriters, has advised the Company that it presently intends to make a market in the Common Stock after the commencement of trading, but no assurances can be made as to the liquidity of the Common Stock or that an active and liquid trading market will develop or, if developed, that it will be sustained. Robert W. Baird & Co. Incorporated will have no obligation to make a market in the Common Stock, however, and may cease market-making activities, if commenced, at any time.

               In connection with the offering of the Common Stock, the Underwriters and any selling group members and their respective affiliates may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids effected in accordance with Rule 104 of the SEC's Regulation M. Over-allotment is a transaction in which the Underwriters create a short position for their own account by selling more Common Stock than they are committed to purchase from the Company. To cover all or part of a short position, the Underwriters may exercise the over-allotment option described above or may purchase Common Stock in the open market following completion of the initial offering of the Common Stock. In stabilizing transactions, the Underwriters may bid for, and purchases, shares of the Common Stock at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Common Stock. Syndicate covering transactions involve purchases of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by such syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the Common Stock to be higher than it would other wise be in the absence of such a transaction. The Underwriters are not required to engage in any of the foregoing transactions, and, if commenced, may be discontinued at any time.

               The Company, the directors and the executive and other significant officers, have agreed not to sell, contract to sell, or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriters. See "Shares Eligible for Future Sale."

                                LEGAL PROCEEDINGS

               Neither the Company nor the Bank is a party to any pending legal proceeding. Management believes there is no litigation threatened in which the Company or the Bank faces potential loss or exposure or which will materially affect shareholders' equity or the Company's business or financial condition upon completion of this offering.

                                  LEGAL MATTERS

               The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by McCaffrey & Raimi, P.A., Sarasota and Naples, Florida. Certain legal matters in connection with the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Holland & Knight LLP, Tampa, Florida.

                                     EXPERTS

               The financial statements of the Company at August 31, 1997, and for the period from January 23, 1997 (inception) until August 31, 1997, set forth herein have been so included in reliance on the report of Hill, Barth & King, Inc. independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

               The Company has filed a Registration Statement with the SEC under the 1933 Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of it may be obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street N.W., Washington, D.C. 20549 and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. In addition, the Company is required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

               The Company and the organizers have filed or will file various applications with the FDIC, the Federal Reserve and the Comptroller. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available in public files and records maintained by the FDIC, the Federal Reserve and the Comptroller, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are required by the various federal banking agencies as part of the application process. Such projections are not representations by the Company or the Underwriters and no assurance is given that the results reflected in such projections will be realized. Projected and actual results will vary and those variations may be material. Neither the Company nor any of the Underwriters nor any of their respective agents or representatives assume responsibility for the accuracy or adequacy of such projections.

                              FINANCIAL STATEMENTS

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)

                                 August 31, 1997


                                  ************

                                    CONTENTS

                                                                PAGE
                                                                ----

    Independent Auditors' Report - - - - - - - - - - - - - -     F-2

    Balance Sheet  - - - - - - - - - - - - - - - - - - - - -     F-3

    Statement of Operations  - - - - - - - - - - - - - - - -     F-4

    Statement of Changes in Shareholders Deficit   - - - - -     F-5

    Statement of Cash Flows  - - - - - - - - - - - - - - - -     F-6

    Notes to Financial Statements  - - - - - - - - - - - - -     F-7-9


                                  ************

Board of Directors
Coastal Bank Corporation
Naples, Florida

                          INDEPENDENT AUDITORS' REPORT

        We have audited the accompanying balance sheet of Coastal Bank Corporation (the Company) as of August 31, 1997, and the related statements of operations, shareholders deficit and cash flows for the period from January 23, 1997 (date of inception) to August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coastal Bank Corporation as of August 31, 1997, and the results of its operations and its cash flows for the period from January 23, 1997 (date of inception) to August 31, 1997 in conformity with generally accepted accounting principles.

                                              HILL, BARTH & KING, INC.
                                              Certified Public Accountants

Naples, Florida
September 5, 1997, except for Note C
as to which the date is October 29, 1997

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)
                                  BALANCE SHEET
                                 August 31, 1997
ASSETS

Cash and due from banks                                               $     35,596
Interest bearing deposits in banks                                         376,597
                                                                      ------------
                               TOTAL CASH AND CASH EQUIVALENTS             412,193
                                                                      ------------

Equipment - NOTE B                                                          18,689
Deferred offering costs                                                     52,707
Prepaid expenses                                                            36,100
Other assets                                                                11,451
                                                                      ------------
                                                                      $    531,140
                                                                      ============

LIABILITIES AND SHAREHOLDERS DEFICIT

Liabilities:
   Loans payable - NOTE C                                             $    750,000
   Accrued interest payable                                                 19,518
   Accrued expenses and other liabilities                                  101,511
                                                                      ------------
                                          TOTAL LIABILITIES                871,029
                                                                      ------------
Shareholders Deficit:
   Preferred stock, par value $.01 per share,
      2,000,000 shares authorized; no shares issued
      and outstanding                                                          -
   Common stock, par value $.01 per share,
      10,000,000 shares authorized; 100 shares issued
      and outstanding                                                            1
   Additional paid-in capital                                                  999
   Deficit accumulated during the development stage                       (340,889)
                                                                      ------------
                               TOTAL SHAREHOLDERS DEFICIT                 (339,889)
                                                                      ------------
                                                                      $    531,140
                                                                      ============

                 See accompanying notes to financial statements

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
       Period from January 23, 1997 (date of inception) to August 31, 1997

INCOME

   Interest income                                      $     6,597




EXPENSES

   Salaries and employee benefits                            67,604
   Interest expense and loan fees                           154,520
   Professional fees                                         68,322
   Other expenses                                            57,040
                                                        -----------
                                      TOTAL EXPENSES        347,486
                                                        -----------
                                            NET LOSS    $  (340,889)
                                                        ===========


                 See accompanying notes to financial statements

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)
                        STATEMENT OF SHAREHOLDERS DEFICIT
       Period from January 23, 1997 (date of inception) to August 31, 1997

                                                       DEFICIT
                                                     ACCUMULATED
                                       ADDITIONAL     DURING THE
                          COMMON         PAID-IN    DEVELOPMENT
                           STOCK         CAPITAL        STAGE           TOTAL
                        ---------     -----------   -------------     ---------
Balance
  January 23, 1997      $       0      $       0      $       0       $       0

Proceeds from
   issuance of
   common stock                 1            999              0           1,000

Net loss                        0              0       (340,889)       (340,889)
                        ---------      ---------      ---------       ---------
Balance (deficit)
   August 31, 1997      $       1      $     999      $(340,889)      $(339,889)
                        =========      =========      =========       =========


                 See accompanying notes to financial statements

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
       Period from January 23, 1997 (date of inception) to August 31, 1997


CASH FLOWS FROM OPERATING ACTIVITIES

  Net loss                                                            $(340,889)
  Adjustments to reconcile net loss to net cash used in operating activities:

      Depreciation                                                        1,010
      Increase in prepaid expenses                                      (36,100)
      Increase in other assets                                          (64,158)
      Increase in accounts payable                                      101,511
      Increase in accrued interest payable                               19,518
                                                                      ---------
            NET CASH USED IN OPERATING ACTIVITIES                      (319,108)
                                                                      ---------


CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                                 (19,699)
                                                                      ---------
            NET CASH USED IN INVESTING ACTIVITIES                       (19,699)
                                                                      ---------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proceeds from issuance of common stock                                 1,000
   Proceeds from loans                                                  750,000
                                                                      ---------

           NET CASH PROVIDED BY FINANCING ACTIVITIES                    751,000
                                                                      ---------


           NET INCREASE IN CASH AND CASH EQUIVALENTS                    412,193

CASH AND CASH EQUIVALENTS
      Beginning of period                                                     0
                                                                      ---------
      End of period                                                   $ 412,193
                                                                      =========


                 See accompanying notes to financial statements

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
                                 August 31, 1997


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization:
         Coastal Bank Corporation (the Company) was incorporated under the laws of the State of Florida on January 23, 1997 with an initial capitalization of $1,000. The Company's activities to date have been limited to the organization of Coastal Bank, National Association (the Bank), as well as preparation for a $15,000,000 common stock offering (the Offering). A substantial portion of the proceeds of the Offering will be used by the Company to provide the initial capitalization of the Bank. The start-up of the Bank is contingent upon receiving the approval of various banking regulatory authorities and also a successful completion of the Offering.

Nature of Business:
         The Bank intends to offer a full range of commercial and consumer banking services primarily within the Naples, Florida area.

Use of Estimates:
         The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents:
         Cash, demand balances due from banks and interest bearing deposits in banks are considered cash and cash equivalents for cash flow reporting purposes.

Deferred Offering Costs:
         Deferred offering costs consist of legal and accounting fees related to the initial public stock offering and will be offset against the offering proceeds when received.

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 August 31, 1997

NOTE B - EQUIPMENT

         Equipment at August 31, 1997 consists of the following:

                  Furniture, fixtures and equipment    $ 7,155
                  EDP equipment and software            11,919
                  Construction in progress                 625
                                                       -------
                                                        19,699
                  Less accumulated depreciation          1,010
                                                       -------
                                              TOTAL    $18,689
                                                       =======

         Depreciation is computed on the straight-line method over the estimated useful lives of the depreciable assets. Depreciation expense was $1,010 for the period ended August 31, 1997.

NOTE C - LOANS PAYABLE

         The Company arranged a series of loans from certain individual lenders in the aggregate amount of $750,000 to pay organizational and pre-opening expenses for the Bank and the Company. One of the directors, who is also the President and Chief Executive Officer of the Company holds one of these notes in the amount of $25,000. The foregoing loans and interest costs will be repaid from the offering proceeds.

         As of October 29, 1997 three of these loans aggregating $150,000 along with accrued interest and loan fees had been repaid. The Company executed new notes for $150,000 with three new individual lenders. In addition, the Company has obtained restated note agreements from all of the individual lenders. The restated loans bear interest at an annual rate of 8%, a loan fee of 8% based on the face amount of the loan and mature on March 31, 1998.

                            COASTAL BANK CORPORATION
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                 August 31, 1997

NOTE D - COMMITMENTS AND CONTINGENCIES

         The Company has committed to lease two floors of a three-story building for its main office location and additional space for a drive-in facility. The proposed lease has a term of 5 years with the option for three 5-year renewals; to begin on the date the bank is open for business to the public. The aggregate annual lease payment is $335,563 for the first year of the lease and increases by the Consumer Price Index (Revised) - All Urban Consumers (U.S. City Average) in each succeeding year during the initial term or any renewal period. The Company has also entered into a short-term lease for office space to conduct its activities during the development stage. The lease has a term of nine months ending December 31, 1997 with the option for one 3-month renewal period.

NOTE E - STOCK OPTIONS

         The Board of Directors of the Company have agreed to enter into a stock option agreement with the President/Chief Executive Officer. Under the terms of the agreement the President/CEO will be granted an option to purchase 25,000 shares of the Company's common stock for $10.00 per share. The option is exercisable in equal portions of 5,000 shares on April 1, 1999, 2000, 2001, 2002 and 2003.

================================================================================

    NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BANK OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ----------------

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Available Information .....................................................   2
Prospectus Summary ........................................................   3
Risk Factors ..............................................................   6
Use of Proceeds ...........................................................  10
Dividend Policy ...........................................................  11
Capitalization ............................................................  11
Business ..................................................................  12
Management ................................................................  17
Certain Transactions ......................................................  23
Principal Shareholders ....................................................  23
Supervision and Regulation ................................................  24
Description of Capital Stock ..............................................  28
Shares Eligible for Future Sale ...........................................  30
Underwriting ..............................................................  31
Legal Proceedings .........................................................  32
Legal Matters .............................................................  32
Experts ...................................................................  32
Additional Information ....................................................  33
Index to Financial Statements .............................................  F-1

                                ----------------

     UNTIL ___________, 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================

================================================================================

                                1,500,000 SHARES

                                  COASTAL BANK
                                  CORPORATION

                                  COMMON STOCK

                                 -------------
                                   PROSPECTUS
                                 -------------

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                              ASHTIN KELLY & CO.,
                                  INCORPORATED

                              _____________, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Florida corporation. The FBCA provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee or agent of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the FBCA further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the FBCA or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article VI of the Company's Articles of Incorporation provide that the company shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the full extent permitted by Florida law.

     The Company has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 25. - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder.

Securities and Exchange Commission registration fee............      $5,228
NASD Filing Fee................................................       2,225
Printing and engraving expenses................................      40,000*
Accounting fees and expenses...................................      18,000*
Legal fees and expenses........................................      50,000*
Blue Sky fees and expenses.....................................      35,000*
Miscellaneous..................................................       9,547*
                                                                    --------
     Total.....................................................     160,000*
                                                                    ========
-----------
*  Estimated.

ITEM 26. - RECENT SALES OF UNREGISTERED SECURITIES.

     Pursuant to an exemption under the Securities Act of 1933, the Company issued a series of loans evidenced by 26 separate promissory notes. The loans are in denominations ranging from $25,000 to $100,000 and the aggregate principal of the loans is $750,000. As of October 29, 1997, three of these notes aggregating $150,000, together with the accrued interest and funding fees thereon, had been repaid. In replacement of these repaid notes, the Company executed three new notes for $150,000 with three new individual lenders. All of the notes have uniform terms and a maturity date of March 31, 1998. Each note bears an interest rate of 8% and each lender is due a funding fee equal to 8% of the original principal of the note. The principal, accrued interest, and fees due on the loans will be paid from the proceeds of this public offering. Ashtin Kelly Co., Incorporated, one of the Underwriters, has been paid a fee of 10% of the aggregate principal of the loans, for a total fee of $75,000, for referring the lenders to the Company.

     The company has not previously issued any other securities except that Mr. Sidney T. Jackson, President and Chief Executive Officer of the Company, purchased 100 shares of the Company's Common Stock at $10.00 per share upon the Company's organization solely for the purpose of organizing the Company and electing its directors. These shares will be repurchased at their $10.00 cost and canceled by the Company concurrently with the closing of this offering.

ITEM 27. - EXHIBITS

     The following exhibits either are filed herewith or will be filed by amendment, as indicated below:

EXHIBITS  DESCRIPTION

  1.1     Substantial Form of Underwriting Agreement

  3.1     Restated Articles of Incorporation of Company

  3.2     Articles of Amendment to Articles of Incorporation of Company

  3.3     Bylaws of Company

  4.1     Form of Certificate of Common Stock of Company*

  5.1     Opinion, with consent, of Mccaffrey & Raimi, P.A.*

 10.1     Lease dated July 30, 1997 between Company and Dooner Family Equities,
          Ltd.

 10.2 Substantial Form of Employment Agreement to be executed by Company and Sidney T. Jackson

 10.3 Substantial Form of Stock Option Agreement to be executed by Company and Sidney T. Jackson

 10.4 Substantial Form of Incentive Agreement to be executed by Company and Sidney T. Jackson

 10.5 Restated Futures Agreement between Company and Ashtin Kelly & Co., Incorporated

 21       The only subsidiary of the Company will be Coastal Bank, N.A.

 23.1     Consent of Mccaffrey & Raimi, P.A. is included in its Opinion (Exhibit
          5.1)

 23.2     Consent of Hill, Barth & King, Inc.

 24 Power of Attorney is contained in the signature section of the Registration Statement

 27       Financial Data Schedule

-----------------------
*  To be filed by amendment.

ITEM 28. - UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Naples, State of Florida, on October 30, 1997.

                                  COASTAL BANK CORPORATION
                                   (Registrant)

                                  By: /s/ SIDNEY T. JACKSON
                                      ------------------------------------------
                                          Sidney T. Jackson
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sidney T. Jackson and John R. Humphrey and each of them acting alone, his true and lawful attorneys-in-fact and against, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

              SIGNATURE                                  TITLE                          DATE
              ---------                                  -----                          ----
                                             President and Chief Executive        October 30, 1997
                                             Officer and Director (Principal
/s/ SIDNEY T. JACKSON                        Executive Officer)
-------------------------
    Sidney T. Jackson

              SIGNATURE                                  TITLE                        DATE
              ---------                                  -----                        ----
/s/ JOHN R. HUMPHREY
----------------------------
    John R. Humphrey                         Director                            October 30, 1997


/s/ LEONARD F. LLEWELLYN
----------------------------
    Leonard F. Llewellyn                     Director                            October 30, 1997


/s/ EDWARD P. MCNAMARA
----------------------------
    Edward P. Mcnamara                       Director                            October 30, 1997


/s/ MICHAEL J. RILEY
----------------------------
    Michael J. Riley                         Director                            October 30, 1997

                                 EXHIBIT INDEX


EXHIBITS  DESCRIPTION
--------  -----------

  1.1     Substantial Form of Underwriting Agreement

  3.1     Restated Articles of Incorporation of Company

  3.2     Articles of Amendment to Articles of Incorporation of Company

  3.3     Bylaws of Company

 10.1     Lease Dated July 30, 1997 between Company and Dooner Family Equities,
          LTD.

 10.2 Substantial Form of Employment Agreement to be executed by Company and Sidney T. Jackson

 10.3 Substantial Form of Stock Option Agreement to be executed by Company and Sidney T. Jackson

 10.4 Substantial Form of Incentive Agreement to be executed by Company and Sidney T. Jackson

 10.5 Restated Futures Agreement between Company and Ashtin Kelly & Co., Incorporated

 21       The only subsidiary of the Company will be Coastal Bank, N.A.

 23.2     Consent of Hill, Barth & King, Inc.

 24 Power of Attorney is contained in the signature section of the Registration Statement

 27       Financial Data Schedule